                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  )


Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                            THE TRANZONIC COMPANIES
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     XXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                            THE TRANZONIC COMPANIES
                            30195 CHAGRIN BOULEVARD
                            PEPPER PIKE, OHIO 44124

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of The Tranzonic Companies will be held at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio, on Friday, August 2, 1996, at 10:30 A.M., local time, for the purpose of considering and acting upon:


     1. The election of three Class II Directors;

     2. A proposal to convert the Class B Common Shares to Class A Common Shares and to amend the Amended Articles of Incorporation to (i) eliminate the Class B Common Shares, (ii) rename the Class A Common Shares as Common Shares, and (iii) provide that the number of authorized Common Shares shall be 12,000,000;

     3. The selection of independent auditors for the fiscal year ending February 28, 1997; and

     4. The transaction of any other business which properly may come before the meeting and any adjournments thereof.

     Holders of Class A Common Shares and Class B Common Shares of The Tranzonic Companies of record at the close of business on June 26, 1996 are entitled to vote at the Annual Meeting and any adjournments thereof.

                                            By order of the Board of Directors

                                                      JAMES H. BERICK
                                                         Secretary
Cleveland, Ohio

July 10, 1996


SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY(IES) IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU HOLD CLASS A COMMON SHARES AND CLASS B COMMON SHARES, PLEASE RETURN BOTH PROXIES.

                                                                   July 10, 1996


                            THE TRANZONIC COMPANIES
                            30195 CHAGRIN BOULEVARD
                            PEPPER PIKE, OHIO 44124

                                PROXY STATEMENT


     The accompanying proxies are solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held on August 2, 1996 and any adjournments thereof.


     Holders of Class A Common Shares and Class B Common Shares of record at the close of business on June 26, 1996 (the record date) will be entitled to vote at the Annual Meeting. At that date the Corporation had issued and outstanding 2,183,603 Class A Common Shares without par value and 1,313,585 Class B Common Shares without par value. Only Class B Common Shares are entitled to vote in the election of the Corporation's Class II Directors, as described below. Except as hereinafter described in respect of the election of Directors, (i) each Class A Common Share is entitled to one vote on all matters properly coming before the Annual Meeting, and each Class B Common Share is entitled to one-tenth (1/10th) of one vote on all matters properly coming before the Annual Meeting, (ii) Class A Common Shares and Class B Common Shares shall vote together as a single class on all matters properly coming before the Annual Meeting, and (iii) an aggregate of at least 1,748,595 Class A Common Shares and Class B Common Shares must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.


     This Proxy Statement and the accompanying form of proxy were first mailed to Shareholders on July 10, 1996.


                             ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of nine (9) persons, divided into three classes (Classes I, II and III) consisting of three Directors each. Only Class A Common Shares are entitled to vote for Directors in Classes I and III and only Class B Common Shares are entitled to vote for Directors in Class II.

     At this Annual Meeting, Class II Directors are to be elected for a term expiring at the 1999 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. The Board of Directors has designated the three (3) persons first named in the table below as nominees for Director for such term. Each of the nominees presently is a Director.

     Pursuant to the Articles of Incorporation of the Corporation, as amended, and in accordance with the procedures established by the American Stock Exchange, the holders of Class B Common Shares are entitled to vote separately as a class for the election of three Class II Directors. At least 656,793 Class B Common Shares of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the election of such Directors. The holders of Class A Common Shares are not entitled to vote in the election of Class II Directors.

     Unless a holder of Class B Common Shares requests that voting of his or her proxy be withheld for the nominees for election as Class II Directors in accordance with the instructions set forth on such proxy, it presently is intended that Class B Common Shares represented by proxies solicited hereby will be voted for the election as Class II Directors of the nominees designated by the Board of Directors. All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination or to serve as a Director, an event which the Board of Directors does not now expect, the persons voting the Class B Common Shares represented by proxies solicited hereby may either vote such shares for a substitute nominee for such class or for a reduced number of nominees, as they may deem advisable.

     In the event holders of Class B Common Shares shall have the right to cumulate their voting power for the election of Directors (see GENERAL INFORMATION -- CUMULATIVE VOTING for the procedure required to initiate cumulative voting), the persons designated as proxies will allocate the votes among the nominees designated for election in accordance with their judgment. Cumulative voting permits a holder of Class B Common Shares to give one nominee a number of votes equal to the number of Directors to be elected by the holders of Class B Common Shares multiplied by the number of Shares the Shareholder may vote, or a holder of Class B Common Shares may distribute votes on the same principle among two or three nominees.

     The information concerning the nominees set forth in the following table is based in part on information received from the respective nominees and in part on the Corporation's records:

                                                          PRINCIPAL OCCUPATION                     FIRST
     NAME OF NOMINEE           AGE AS OF                 DURING PAST FIVE YEARS                   BECAME
       OR DIRECTOR           JUNE 26, 1996            AND OTHER DIRECTORSHIPS HELD               DIRECTOR
- -------------------------    -------------     -------------------------------------------    ---------------
NOMINEES TO SERVE UNTIL 1999 ANNUAL MEETING OF SHAREHOLDERS (CLASS II)

Joseph A. Campanella+++            53          Executive Vice President of Star Banc Cor-          1979
                                               poration (bank holding company) since 1991.
                                               Previously, President of Star Bank, N.A.,
                                               Cleveland from 1988 until 1991.

Thomas S. Robertson+++             53          Sainsbury Professor of Marketing, London            1989
                                               Business School since 1994. Prior thereto,
                                               Chairperson of the Department of Market-
                                               ing, The Wharton School, University of
                                               Pennsylvania, from 1988 until 1994.

Steven W. Percy+++                 49          President of BP Oil Company and Executive           1994
                                               Vice President of BP America Inc. since
                                               1992. Previously, Chief Executive Officer
                                               of BP Finance International (a division of
                                               BP International Ltd.), and Group Treasurer
                                               of The British Petroleum Company, p.l.c.,
                                               from 1989 until 1992.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998 ANNUAL MEETING OF SHAREHOLDERS (CLASS I)

James H. Berick+++                 63          Chairman of Berick, Pearlman & Mills Co.,           1970
                                               L.P.A., Cleveland, Ohio (attorneys) and
                                               Secretary of the Corporation. Also, Presi-
                                               dent and Treasurer of Realty ReFund Trust
                                               (real estate investment trust) and Presi-
                                               dent and Treasurer of Mid-America ReaFund
                                               Advisors, Inc. (its advisor) since January,
                                               1990. Mr. Berick is a Director of MBNA
                                               Corporation and A. Schulman, Inc. and a
                                               Trustee of The Town and Country Trust and
                                               Realty ReFund Trust.

                                                          PRINCIPAL OCCUPATION                     FIRST
     NAME OF NOMINEE           AGE AS OF                 DURING PAST FIVE YEARS                   BECAME
       OR DIRECTOR           JUNE 26, 1996            AND OTHER DIRECTORSHIPS HELD               DIRECTOR
- -------------------------    -------------     -------------------------------------------    ---------------
Robert S. Reitman*()               62          Chief Executive Officer, Chairman of the            1960
                                               Board of Directors and President of the
                                               Corporation. Mr. Reitman is a Director of
                                               Weirton Steel Corporation.
Sylvia K. Reitman                  58          Investor, Cleveland, Ohio.                          1989
DIRECTORS CONTINUING IN OFFICE UNTIL 1997 ANNUAL MEETING OF SHAREHOLDERS (CLASS III)
David J. Golden*()                 63          Senior Vice President of the Corporation.           1958
Morton L. Reitman*()               59          Executive Vice President of the Corpora-            1973
                                               tion.
James C. Spira++                   53          Managing Partner, Diamond Technology                1991
                                               Partners (management consultants), since
                                               November 1995. Previously Group Vice
                                               President of the Corporation, from 1991 un-
                                               til 1995.


- ---------------

+ Member of the Compensation Committee.

++ Member of the Audit Committee.

* Member of the Executive Committee.

() Member of the Pension Committee.

     The functions performed by the Audit Committee of the Board of Directors include: (i) recommending to the Board of Directors the appointment of a firm of independent auditors to examine the books and accounts of the Corporation and its subsidiaries; (ii) reviewing with the independent auditors the scope of their work; (iii) reviewing with the Corporation's management matters related to the examination and to the Corporation's accounting procedures; (iv) reviewing with the independent auditors compliance with the record keeping and internal control requirements of the Foreign Corrupt Practices Act of 1977; (v) reviewing with the independent auditors and approving each non-audit service performed or proposed to be performed by the independent auditors, as well as the relationship of audit to non-audit fees; and (vi) considering the effect of the various non-audit services upon the independence of the auditors. The Audit Committee held two meetings during the year ended February 29, 1996.

     The functions performed by the Compensation Committee of the Board of Directors include making recommendations to the Board of Directors concerning compensa-tion policies, salaries and other forms of compensation for management and other employees of the Corporation and its subsidiaries. The Compensation Committee held two meetings during the year ended February 29, 1996.

     The Board of Directors does not have a Nominating Committee.

     The Board of Directors held four meetings during the year ended February 29, 1996. All incumbent Directors attended all of the meetings of the Directors and any committees thereof on which they served during the year.

CERTAIN RELATIONSHIPS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     David J. Golden and Sylvia K. Reitman are brother and sister. Sylvia K. Reitman is the wife of Robert S. Reitman. Robert S. Reitman and Morton L. Reitman are brothers. Alayne L. Reitman, Vice President -- Finance and Treasurer of the Corporation, is the daughter of Robert S. Reitman and Sylvia K. Reitman.

     James H. Berick, Secretary and Director, is Chairman of the law firm Berick, Pearlman & Mills Co., L.P.A., which is retained by the Corporation as legal counsel.

COMPENSATION OF DIRECTORS


     Each Director who is not an employee of the Corporation receives an annual Director's fee of $12,000, plus $925 ($850 prior to July 1, 1996) for attendance at each meeting of the Board or any Committee. In addition, if such a Director elects to have his compensation deferred and invested in Class B Common Shares pursuant to the Corporation's Deferred Compensation Plan for Non-Employee Directors, then each such Director receives, in Class B Common Shares, an additional amount equal to 25% of the amount so deferred and invested.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Corporation's compensation program is administered by the Compensation Committee, which consists exclusively of non-employee Directors. This compensation program is designed and administered to align the interests of the Corporation's executive officers and its other key employees with that of the Corporation's Shareholders, to link compensation to the performance of the Corporation as well as to individual contributions and to provide compensation at a level which is competitive in the marketplace so that the Corporation can continue to attract, motivate, and retain qualified management.

     The Corporation's compensation program for its executive officers (including the named executive officers) and certain other key employees consists of an annual salary, bonus (in some instances) and a long-term incentive represented by stock options and, in some instances, deferred compensation. The policies in respect of each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and Chief Executive Officer, Mr. Robert S. Reitman (the "CEO"), are described below.

     The Compensation Committee establishes annual salaries to be competitive with the marketplace and to reflect the varying levels of responsibilities of the CEO and the other executive officers. Such salaries are based, in part, on information provided to the Corporation by independent compensation consultants.

     The services of independent compensation consultants also are used by the Corporation in respect of surveying compensation levels and trends in industry generally and in respect of structuring the bonus component of the compensation of the CEO and the other executive officers. For the Corporation's executive officers, annual bonuses are based upon an evaluation of their respective division's actual performance against its business plan. Assuming that performance levels are achieved, the bonus paid is a predetermined percentage of the division's pretax profits. In the event that predetermined standards are not achieved, bonuses are subject to reduction. In addition to earnings performance, the Compensation Committee evaluates other managerial achievements of the Corporation's executive officers as a component of bonus awards.

     The Compensation Committee determines the annual bonus of the CEO based upon the Corporation's sales, pretax income and return on investment (collectively, the "Corporation Components") as well as upon a subjective factor designed to reward individual performance independent of the Corporation Components. The CEO's bonus is determined in part based upon the Corporation's attaining certain threshold, target and maximum Corporation Component levels, which levels are established based upon a Board-approved business plan for the Corporation. The CEO's fiscal 1996 bonus was determined by weighting the Corporation Components as follows: 45% of his 1996 bonus was based upon the levels of Corporation Components achieved (each bearing equal weight) and 55% was determined subjectively based upon the CEO's overall contributions to the Corporation.

     Stock options are awarded to the Corporation's executive officers in accordance with plans approved by the Shareholders. During the fiscal year ended February 29, 1996, options were available for grant only under the Corporation's 1995 Incentive

Stock Option Plan (The "1995 Plan"). Subject to certain limitations and based upon management input, the Compensation Committee determines the persons to whom options will be granted and the numbers of shares to be represented by such options. In general, the Compensation Committee has awarded options based upon the individual's position with the Corporation and potential contribution to corporate profitability. The 1995 Plan provides for the granting of incentive stock options for Class B Common Shares, the option price of which may not be less than 100% of the fair market value of such shares on the date of grant. However, in the case of an optionee who owns or is deemed to own shares of the Corporation representing more than 10% of the total voting power of all classes of the Corporation's shares at the time an option is granted (currently the CEO and two other executive officers), the option price may not be less than 110% of the fair market value of such shares on the date of grant. During the fiscal year ended February 29, 1996, stock options were granted under the 1995 Plan to the named executive officers in amounts indicated later in this Proxy Statement. It is the intention of the Compensation Committee that such grants constitute an additional tie between the Corporation's performance and executive compensation while further aligning the common long-term interests of the Corporation's executive officers and its Shareholders.

     Stock options also have been granted to certain executive officers pursuant to their employment agreements with the Corporation (one of which employment agreements now is terminated). Such options were designed to tie the interests of such executive officers, as new employees of the Corporation, to the interest of the Corporation's Shareholders and to retain those executive officers by linking the exercisability of their options to their continued employment with the Corporation.

     In addition, the Corporation has adopted for many of its employees various benefit plans in which the executive officers are permitted to participate, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.
                                       The Compensation Committee:

                                       James H. Berick, Chairman
                                       Joseph A. Campanella
                                       Thomas S. Robertson
                                       Steven W. Percy

COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth the compensation paid by the Corporation or its subsidiaries during the Corporation's last three fiscal years to the Corporation's Chief Executive Officer and each of the five most highly compensated executive officers (as measured by salary and bonus) whose aggregate salary and bonus during the fiscal year ended February 29, 1996, exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                                                                       LONG
                                                                                       TERM
                                                                                     COMPEN-
                                                    ANNUAL COMPENSATION               SATION
                                           -------------------------------------     --------
                                                                         OTHER
                                                                        ANNUAL        AWARDS      ALL OTHER
                                                                        COMPEN-      --------      COMPEN-
           NAME AND             FISCAL     SALARY(1)       BONUS       SATION(2)     OPTIONS       SATION
      PRINCIPAL POSITION         YEAR         ($)           ($)           ($)          (#)           ($)
- ------------------------------  -------    ---------     ---------     ---------     --------     ---------
Robert S. Reitman,               1996       424,208         89,987           --        2,500       137,156(3)
  Chief Executive Officer,       1995       407,819        192,531       23,618        2,500       133,312
  Chairman of the Board of       1994       388,419        100,000           --        9,500       114,090
  Directors and President
Morton L. Reitman,               1996       355,535             --       53,250        2,400        31,109(3)
  Executive Vice President       1995       298,893        122,800           --        2,400        26,115
                                 1994       276,677         55,000           --        2,600        24,645
Richard J. Sims,                 1996       217,062        169,305           --        2,400         4,011(3)
  Vice President                 1995       200,712        116,000(4)        --        2,000         3,967
                                 1994       185,654         70,480           --        2,000         5,051
James C. Spira,                  1996       181,042             --           --        2,400         3,724(3)
  Group Vice President(5)        1995       261,619             --           --        2,200         5,352
                                 1994       248,968             --           --        2,400         7,176
James L. Glenn,                  1996       159,538         11,130       25,000(6)     1,000         1,342(3)
  Vice President(6)              1995       152,550             --       23,888        1,000        66,718
                                 1994       144,700         20,000           --        1,000           842
Dennis H. Kelly,                 1996       123,600         79,936        4,250        1,000         3,618(3)
  Vice President                 1995       117,415         59,430           --        1,000         3,595
                                 1994       109,904         33,100           --        1,000         3,038

- ---------------

(1) Includes amounts deferred pursuant to the Corporation's Salary Savings and Profit Sharing Plan (the "Defined Contribution Plan"), a defined contribution plan under Section 401(k) of the Internal Revenue Code.

(2) Except as otherwise noted, includes the net value (market value less exercise price) realized in respect of Class A Common Shares and/or Class B Common Shares purchased from the Corporation pursuant to exercise of stock options.

(3) Includes (a) Corporation payments of premiums for long-term disability insurance: Messrs. Robert S. Reitman, Morton L. Reitman and Sims $743 each; Mr. Spira $510; Mr. Glenn $588; and Mr. Kelly $456, (b) Corporation contributions under the Defined Contribution Plan: Mr. Robert S. Reitman $2,949; Mr. Morton L. Reitman $2,897; Mr. Spira $2,294; Mr. Sims $3,267; Mr.
    Glenn $754; and Mr. Kelly $3,163, (c) Corporation payments of premiums for life insurance: Mr. Morton L. Reitman $5,700, (d) amounts accrued under deferred compensation agreements: Mr. Robert S. Reitman $132,084; and Mr. Morton L. Reitman $21,768, and (e) Corporation payments of parking fees: Mr. Robert S. Reitman $1,380 and Mr. Spira $920.

(4) The final calculation of Mr. Sim's fiscal 1995 bonus resulted in a higher bonus than that reported in the Corporation's Proxy Statement dated May 12, 1995, which was calculated based upon figures available at that time.

(5) Mr. Spira's employment with the Corporation as an executive officer terminated effective October 31, 1995. The 1996 compensation figures for Mr. Spira reflect the period from March 1, 1995 through October 31, 1995.

(6) Mr. Glenn's employment with the Corporation terminated at the end of March, 1996 in connection with the Corporation's sale of its housewares division. Mr. Glenn was paid $25,000 in respect of such termination.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during fiscal year 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                            POTENTIAL
                           ------------------------------------------------------    REALIZABLE VALUE AT
                                           % OF TOTAL                                  ASSUMED ANNUAL
                                             OPTIONS                                   RATES OF STOCK
                                           GRANTED TO       EXERCISE                 PRICE APPRECIATION
                            OPTIONS       EMPLOYEES IN      OR BASE       EXPIR-     FOR OPTION TERM(3)
                           GRANTED(1)        FISCAL          PRICE        ATION      -------------------
         NAME                 (#)            YEAR(2)         ($/SH)        DATE        5%          10%
- -----------------------    ----------     -------------     --------     --------    -------     -------
Robert S. Reitman             2,500            6.54%         $16.02       2/29/00    $11,075     $24,450
Morton L. Reitman             2,400            6.27%         $14.56       2/28/05    $21,984     $55,680
James C. Spira                2,400            6.27%         $14.56       2/28/05    $21,984     $55,680
Richard J. Sims               2,400            6.27%         $14.56       2/28/05    $21,984     $55,680
James L. Glenn                1,000            2.61%         $14.56       2/28/05    $ 9,160     $23,200
Dennis H. Kelly               1,000            2.61%         $14.56       2/28/05    $ 9,160     $23,200


- ---------------

(1) All options are for Class B Common Shares and were granted pursuant to the Corporation's 1995 Incentive Stock Option Plan. Such options become exercisable on March 1, 1998.

(2) Based upon an aggregate of 38,250 options granted to all employees in 1995.

(3) The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Corporation's Class B Common Shares increases from $14.56 per share to $23.72 and $37.76 per share, respectively, over the 10-year term of the options which were granted to all named executive officers other than Robert S. Reitman. If those named executive officers realize those values, the Corporation's Shareholders will realize aggregate appreciation in the price of the 1,313,585 Class B Common Shares of the Corporation outstanding of approximately $12,032,439 or $30,475,172, respectively, over the same period.

     The following table contains information concerning stock option exercises during fiscal year 1996 by the named executive officers and the value of their unexercised options at February 29, 1996.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND FISCAL YEAR-END VALUES

                                                                 NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                   OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                                                                      YEAR-END (#)          AT FISCAL YEAR-END ($)
                                                                 ----------------------     ----------------------
                         SHARES ACQUIRED      VALUE REALIZED          EXERCISABLE/               EXERCISABLE/
        NAME             ON EXERCISE (#)           ($)               UNEXERCISABLE              UNEXERCISABLE
- ---------------------    ----------------    ----------------    ----------------------     ----------------------
Robert S. Reitman              None                None          Class B: 4,000/14,500      Class B: 0/0
Morton L. Reitman         Class A: 3,000     Class A: 36,000     Class A: 6,300/0           Class A: 31,225/0
                          Class B: 1,500     Class B: 17,250     Class B: 13,450/7,400      Class B: 19,363/0
James C. Spira                 None                None          Class B: 34,000/0          Class B: 0/0
Richard J. Sims                None                None          Class B: 12,000/26,000     Class B: 0/0
James L. Glenn                 None                None          Class B: 3,200/3,000       Class B: 0/0
Dennis H. Kelly           Class B: 2,000      Class B: 4,250     Class B: 5,200/3,000       Class B: 750/0

PERFORMANCE GRAPH

     The following graph compares total Shareholder returns in respect of the Corporation's Class A Common Shares ("TNZA") and Class B Common Shares ("TNZB") over the last five fiscal years to the American Stock Exchange Index ("AMEX") and the American Stock Exchange Consumer Goods Index ("AMEX Consumer Goods"). Total return values for AMEX, AMEX Consumer Goods, TNZA and TNZB were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends. The Shareholder returns shown on the graph below are not necessarily indicative of future performance.

     The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.

                                                     DOLLARS

      Measurement Period                                                           AMEX Con-
    (Fiscal Year Covered)            TNZA            TNZB            AMEX         sumer Goods
2/28/91                               100             100             100             100
2/29/92                               192             169             120             157
2/28/93                               174             183             118             158
2/28/94                               131             140             136             186
2/28/95                               173             193             131             175
2/29/96                               128             152             162             209

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In 1990, the Corporation entered into employment agreements with Robert S. Reitman and Morton L. Reitman. Robert S. Reitman's employment agreement, which expires in June 1997, currently provides for an annual salary of $425,000, which salary may be reviewed periodically by the Compensation Committee to determine if the same should be increased. Robert S. Reitman's employment agreement also provides for payment to Mr. Reitman of an annual incentive based upon certain performance criteria, the maximum of which amount shall be not less than $160,000, and for certain disability benefits.

     Morton L. Reitman's employment agreement with the Corporation, which expires in June 1996, currently provides for an annual salary of $303,000, which salary may be reviewed periodically by the Compensation Committee to determine if the same should be increased, and for certain disability benefits. Morton L. Reitman also has a consultant agreement with the Corporation providing for payment to Mr. Reitman for consulting services in the amount of $72,000 per year, for a term of three years commencing upon the termination of his employment.

     In 1991, the Corporation entered into an employment agreement with James C. Spira. Mr. Spira's employment agreement, which terminated October 31, 1995, provided for an annual salary of $273,000. In addition, pursuant to Mr. Spira's employment agreement, the Corporation granted to Mr. Spira options to purchase 70,000 Class B Common Shares of the Corporation, the exercise price of which options is $14.50, the fair market value of such shares on the date of the grant. 34,000 of the options became exercisable prior to the termination of Mr. Spira's employment and Mr. Spira may exercise such options until February 29, 2000. Mr. Spira's remaining 36,000 unvested options expired on October 31, 1995.

     In March 1995, a wholly-owned subsidiary of the Corporation entered into an employment agreement with Mr. Dennis H. Kelly. Mr. Kelly's employment agreement, which expires in February 1998, currently provides for an annual salary of $124,000 plus incentives based upon performance.

     The Corporation also has deferred compensation agreements with certain key employees which provide for benefits for a term of 10 years following retirement, disability or death. These benefits vary according to the employee's corporate responsibility and the age of the employee at the date of such event. The ranges of annual benefits under the deferred compensation agreements for Messrs. Robert S. Reitman and Morton L. Reitman during the first five years of said term are $34,800 to $68,400 and $15,600 to $36,600, respectively. The amount of benefits payable to such executive officers during the second five years of the term is 75% of the benefit payable during the first five years.

     The benefits payable to Messrs. Robert S. Reitman and Morton L. Reitman under the deferred compensation agreements will be replaced with the benefits payable to them under the Corporation's 1992 Supplemental Benefit Plan (the "Supplemental Benefit Plan") upon the vesting of each such individual's rights in that plan. Vesting under the Supplemental Benefit Plan does not occur unless and until that individual has been a participant in the plan for 10 years or has attained age 65, whichever first occurs; provided, however, that a participant who becomes disabled or dies shall be vested after six years of employment by the Corporation. In addition, in the event that effective control of the Corporation changes from that management in control at the date of adoption of the Supplemental Benefit Plan, all participants immediately vest in the plan benefits. Under the Supplemental Benefit Plan, Messrs. Robert S. Reitman and Morton L. Reitman will receive $140,000 and $60,000, respectively, in annual benefits for a term of 15 years following their retirement, death or disability. In the event that either individual's rights under the Supplemental Benefit Plan fail to vest, then the benefits under the deferred compensation agreements remain payable to such non-vested individual.

                 BENEFICIAL OWNERSHIP OF CLASS A COMMON SHARES
                           AND CLASS B COMMON SHARES

     The following tables, together with the accompanying footnotes, describe the beneficial ownership of the Corporation's Class A Common Shares and Class B Common Shares as of June 26, 1996 (except as otherwise indicated) of (1) each person who was known to the Corporation to be the beneficial owner of more than five percent of the total Shares of either class issued and outstanding on such date, (2) each current Director and nominee for election as Director, as well as all executive officers and Directors as a group and (3) all Shareholders, other than Current Directors, nominees and executive officers, as a group. In addition, the following tables set forth the aggregate voting power of each of the aforementioned persons both prior to the proposed conversion of Class B Common Shares into Class A Common Shares (see the proposal commencing on Page 19 of this proxy statement) and after giving effect to such conversion. Except as otherwise indicated, the share figures shown below are based upon information supplied by the named individuals and group members described in the tables and the Corporation's records.

     As used in the tables, a person is deemed to be the beneficial owner of all shares in respect of which such person has or shares voting or investment power (regardless of whether such individual is entitled to receive any economic benefits derived from such shares). As used herein, "voting power" means the power to vote, or to direct the voting of, shares and "investment power" means the power to dispose of, or to direct the disposition of, shares. Also, included are shares which were not owned on June 26, 1996 but which can be acquired within 60 days after that date.

     As indicated specifically in the footnotes to the tables, certain Class A Common Shares and Class B Common Shares included for the named individuals in each table below are deemed to be beneficially owned by more than one of such named individuals and, as a result, have been so reported. Certain individuals listed in the tables have disclaimed beneficial ownership with respect to some of the Shares disclosed as beneficially owned under the definition set forth above.

               BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF
                CLASS A COMMON SHARES AND CLASS B COMMON SHARES

                                              AMOUNT AND NATURE OF BENEFICIAL                                       PRO FORMA
                                                    OWNERSHIP BY CLASS                                              AGGREGATE
                                   -----------------------------------------------------                              VOTES
                                    CLASS A                      CLASS B                        AGGREGATE            ASSUMING
      NAME AND ADDRESS OF           COMMON       PERCENT OF      COMMON       PERCENT OF          VOTES             CONVERSION
       BENEFICIAL OWNER             SHARES         CLASS        SHARES(1)       CLASS             /% (2)              /%(3)
- -------------------------------    ---------     ----------     ---------     ----------     ----------------    ----------------
David J. Golden                      864,337        39.6%        435,668         33.2%          907,903.8           1,300,005
  30195 Chagrin Boulevard             (4)(5)                       (5)(6)                    /39.2%(4)(5)(6)     /37.2%(4)(5)(6)
  Pepper Pike, Ohio 44124
Robert S. Reitman                    863,651        39.6%        443,295         33.7%          907,980.5           1,306,946
  30195 Chagrin Boulevard                (7)                          (7)                       /39.2%(7)           /37.4%(7)
  Pepper Pike, Ohio 44124
Sylvia K. Reitman                    863,651        39.6%        443,295         33.7%          907,980.5           1,306,946
  30195 Chagrin Boulevard             (5)(8)                       (5)(8)                      /39.2%(5)(8)        /37.4%(5)(8)
  Pepper Pike, Ohio 44124
Estate of Miriam G. Golden           383,662        17.6%        191,831         14.6%          402,845.1            575,493
  David J. Golden and                    (9)                          (9)                       /17.4%(9)           /16.5%(9)
  Sylvia K. Reitman,
  Co-executors
  30195 Chagrin Boulevard
  Pepper Pike, Ohio 44124
Dimensional Fund                     132,400         6.1%         69,150          5.3%          139,315.0            201,550
  Advisors Inc.                         (10)                         (10)                       /6.0%(10)           /5.8%(10)
  1299 Ocean Avenue,
  Suite 650
  Santa Monica,
  California 90401
Lazard Freres & Co.                  108,618         5.0%         79,592          6.1%          116,577.2            188,210
  One Rockefeller Plaza                 (11)                         (11)                       /5.0%(11)           /5.4%(11)
  New York, New York 10020

- ---------------

 (1) Each Class A Common Share is convertible into one Class B Common Share. Class B Common Shares issuable upon such conversion are not included.


 (2) Aggregate Class A Common Share and Class B Common Share voting power, expressed as a number of votes and as a percentage of total available votes (based upon 2,183,603 Class A votes and 131,358.5 Class B votes, aggregating 2,314,961.5 votes), of the respective named Shareholders. The figures shown reflect one vote for each Class A Common Share and 1/10th of one vote for each Class B Common Share held by each such named Shareholder. The figures shown do not take into account that the Class A Common Shares and Class B Common Shares vote for separate classes of Directors and, therefore, are not aggregated for that purpose.

 (3) Pro forma voting power, expressed as a number of votes and as a percentage of total available votes (based upon an aggregate of 3,497,188 votes), of the respective named Shareholders, after giving effect to the proposed conversion of each Class B Common Share into one Class A Common Share, as described in the proposal commencing on page 19 of this proxy statement. The figures shown reflect one vote for each Common Share which would be held by each such named Shareholder subsequent to the proposed conversion.


 (4) Includes 7,700 Class A Common Shares held as trustee for the benefit of Mr. Golden's son.

 (5) Includes 383,662 Class A Common Shares or 191,831 Class B Common Shares, as applicable, in respect of which David J. Golden and Sylvia K. Reitman share voting and dispositive power as co-executors of the estate of Miriam G. Golden; and 133,529 Class A Common Shares or 66,764 Class B Common Shares, as applicable, in respect of which David J. Golden and Sylvia K. Reitman, acting in concert, share the right to direct the voting and disposition pursuant to the terms of the Louis B. Golden Insurance Trust u/a/d October 20, 1980.

 (6) Includes 3,500 Class B Common Shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1989 Incentive Stock Option Plan (the "1989 Plan"). Also includes 3,850 Class B Common Shares held as trustee for the benefit of Mr. Golden's son.

 (7) Includes 268,906 Class A Common Shares and 134,453 Class B Common Shares, as applicable, owned by Sylvia K. Reitman, Mr. Reitman's wife, and the Class A Common Shares and Class B Common Shares, as applicable, described in Note (5), above, as to all of which shares Mr. Reitman disclaims beneficial ownership.

 (8) Includes 77,554 Class A Common Shares or 50,247 Class B Common Shares, as applicable, owned by Robert S. Reitman, Mrs. Reitman's husband, as to which shares Mrs. Reitman disclaims beneficial ownership.

 (9) The estate of Miriam G. Golden is the record owner of the Shares shown; however, the co-executors each are deemed to own beneficially all of such Shares, as reported above.

(10) Information based solely upon Schedules 13G filed by such shareholder with the Securities and Exchange Commission in January, 1995. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 132,400 Class A Common Shares and 69,150 Class B Common Shares, as applicable, as of December 31, 1994, all of which Shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, in series of the DFA Investment Trust Company, a Delaware business trust, or in the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all of such Shares.


(11) Information based solely upon Schedules 13G filed by such shareholder with the Securities and Exchange Commission in February, 1995, in respect of Class A Common Shares, and February, 1996, in respect of Class B Common Shares.

       BENEFICIAL OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

                                        AMOUNT AND NATURE OF BENEFICIAL
                                              OWNERSHIP BY CLASS                                            PRO FORMA
                            -------------------------------------------------------                         AGGREGATE
                                                         CLASS B                                              VOTES
                            CLASS A                      COMMON                           AGGREGATE         ASSUMING
     NAME OF DIRECTOR       COMMON        PERCENT OF     SHARES          PERCENT OF         VOTES          CONVERSION
        OR NOMINEE          SHARES          CLASS        (1)(2)           CLASS(1)          /%(3)             /%(4)
- --------------------------- -------       ----------     -------         ----------     --------------    -------------
James H. Berick                 600            (5)         8,410              (5)          1,441.0             9,010
                                                                                               /(5)              /(5)
Joseph A. Campanella            500            (5)         6,310              (5)          1,131.0             6,810
                                                                                               /(5)              /(5)
David J. Golden             864,337(6)(7)    39.6%       435,668(6)(7)      33.2%        907,903.8         1,300,005
                                                                                             /39.2%(6)(7)      /37.2%(6)(7)
Robert S. Reitman           863,651(8)       39.6%       443,295(8)         33.7%        907,980.5         1,306,946
                                                                                             /39.2%(8)         /37.4%(8)
Morton L. Reitman            47,564(9)(10)    2.2%        34,646(10)         2.6%         51,028.6            82,210
                                                                                              /2.2%(9)(10)      /2.4%(9)(10)
Sylvia K. Reitman           863,651(6)(11)   39.6%       443,295(6)(11)     33.7%        907,980.5         1,306,946
                                                                                             /39.2%(6)(11)     /37.4%(6)(11)
Thomas S. Robertson               0             0%         6,110              (5)            611.0             6,110
                                                                                               /(5)              /(5)
James C. Spira                4,800            (5)        36,400             2.8%          8,440.0            41,200
                                                                                               /(5)             /1.2%
Steven W. Percy                   0             0%         2,955              (5)            295.5             2,955
                                                                                               /(5)              /(5)
Richard J. Sims               1,520            (5)        20,760             1.6%          3,596.0            22,280
                                                                                               /(5)              /(5)
Dennis H. Kelly                   0             0%         9,200              (5)            920.0             9,200
                                                                                               /(5)              /(5)
James L. Glenn                    0             0%         4,200              (5)            420.0             4,200
                                                                                               /(5)              /(5)
Executive Officers,       1,278,131          58.5%       758,634            57.8%      1,353,994.4         2,036,765
  Directors and                                                                              /58.5%            /58.2%
  Nominees as a Group (14
  persons)
All Shareholders other than 905,472          41.5%       554,951            42.2%        960,967.1         1,460,423
  Executive Officers,                                                                        /41.5%            /41.8%
  Directors and Nominees as
  a Group

- ---------------


 (1) Includes the following number of Class B Common Shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1981 Performance Share Option Plan (the "1981 Plan") and 1989 Plan (and in the case of Mr. Spira, under his employment agreement which was terminated and Mr. Sims, under his existing employment agreement): Robert S. Reitman -- 13,500; Morton L. Reitman -- 16,050; David
     J. Golden -- 3,500; James C. Spira -- 34,000; Richard J. Sims -- 20,000; Dennis H. Kelly -- 6,200; and all executive officers and Directors as a group -- 102,050.


 (2) Each Class A Common Share is convertible into one Class B Common Share. Class B Common Shares issuable upon such conversion are not included.

 (3) Aggregate Class A Common Share and Class B Common Share voting power, expressed as a number of votes and as a percentage of total available votes (based upon 2,183,603 Class A votes and 131,358.5 Class B votes, aggregating 2,314,961.5 votes), of the respective named Shareholders. The figures shown reflect one vote for each Class A Common Share and 1/10th of one vote for each Class B Common Share held by each such named Shareholder. The figures shown do not take into account that the Class A Common Shares and Class B Common Shares vote for separate classes of Directors and, therefore, are not aggregated for that purpose.

 (4) Pro forma voting power, expressed as a number of votes and as a percentage of total available votes (based upon an aggregate of 3,497,188 votes), of the respective named Shareholders, after giving effect to the proposed conversion of each Class B Common Share into one Class A Common Share, as described in the proposal commencing on page 19 of this proxy statement. The figures shown reflect one vote for each Common Share which would be held by each such named Shareholder subsequent to the proposed conversion.

 (5) Less than 1%.

 (6) Includes 383,662 Class A Common Shares or 191,831 Class B Common Shares, as applicable, in respect of which David J. Golden and Sylvia K. Reitman share voting and dispositive power as co-executors of the estate of Miriam G. Golden; and 133,529 Class A Common Shares or 66,764 Class B Common Shares, as applicable, in respect of which David J. Golden and Sylvia K. Reitman, acting in concert, share the right to direct the voting and disposition pursuant to the terms of the Louis B. Golden Insurance Trust u/a/d October 20, 1980.

 (7) Includes 7,700 Class A Common Shares and 3,850 Class B Common Shares, as applicable, held as trustee for the benefit of Mr. Golden's son.

 (8) Includes 268,906 Class A Common Shares and 134,453 Class B Common Shares, as applicable, owned by Sylvia K. Reitman, Mr. Reitman's wife, and the Class A Common Shares and Class B Common Shares, as applicable, described in note (6), above, as to all of which shares Mr. Reitman disclaims beneficial ownership.

 (9) Includes the 6,300 Class A Common Shares, which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1981 Plan by Morton L. Reitman.

(10) Includes 1,820 Class A Common Shares or 910 Class B Common Shares, as applicable, held as custodian for the benefit of Morton L. Reitman's adult child. Also includes 1,200 Class A Common Shares or 600 Class B Common Shares, as applicable, owned by Mr. Reitman's wife, as to which shares Mr. Reitman disclaims beneficial ownership.

(11) Includes 77,554 Class A Common Shares or 50,247 Class B Common Shares, as applicable, owned by Robert S. Reitman, Mrs. Reitman's husband, as to all of which shares Mrs. Reitman disclaims beneficial ownership.

                 PROPOSAL: CONVERSION OF CLASS B COMMON SHARES
                 TO CLASS A COMMON SHARES, AND AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION TO ELIMINATE
               THE CLASS B COMMON SHARES, REDESIGNATE THE CLASS A COMMON SHARES AS "COMMON SHARES", AND PROVIDE THAT
           THE NUMBER OF AUTHORIZED COMMON SHARES SHALL BE 12,000,000

INTRODUCTION

     At its meeting held April 29, 1996, the Board of Directors of the Corporation approved, and determined to submit to the shareholders for their approval, (i) the conversion of Class B Common Shares to Class A Common Shares (the "Conversion") and (ii) an amendment (referred to in this Section of the proxy statement as the "Amendment") to Article Fourth of the Corporation's Amended Articles of Incorporation to (a) eliminate the Class B Common Shares,
(b) redesignate the Class A Common Shares as "Common Shares" (the "Common Shares"), and (c) provide that the number of authorized Common Shares shall be 12,000,000.


     Following shareholder approval of the Conversion and the Amendment and approval for listing of the additional Common Shares to be issued upon the Conversion on the American Stock Exchange, the Class B Common Shares shall be converted to Class A Common Shares. Upon the Conversion, each Class B Common Share outstanding will be converted to one Class A Common Share (the "Converted Shares") and all Class A Common Shares (including the Converted Shares) will be redesignated as "Common Shares". The affirmative vote of holders of a majority of the outstanding Class A Common Shares and Class B Common Shares of the Corporation entitled to vote at the meeting, voting as separate classes, is required to adopt this proposal.


     The foregoing items as well as other matters in respect of the Conversion and the Amendment are discussed in greater detail below.

PURPOSE

     The Class B Common Shares were authorized in 1988 primarily to enable the Corporation to raise capital for acquisitions, expansion or general corporate purposes through the issuance of Class B Common Shares or debt securities convertible into such shares. Since the authorization of the Class B Common Shares, there has existed no need to utilize such shares for capital raising purposes and the Board of Directors presently does not anticipate such a need in the future. Accordingly, the Board of

Directors believes that it would be in the best interests of the Corporation to convert the outstanding Class B Common Shares into Class A Common Shares to simplify the Corporation's capital stock structure and potentially to increase the liquidity in the market for the holders of the Class A Common Shares and Class B Common Shares. After the Conversion of the Class B Common Shares and the redesignation of the Class A Common Shares, the Corporation's capital stock will consist only of two classes, Common Shares without par value and Serial Preferred Shares without par value. No Serial Preferred Shares are outstanding. The Amendment will effect the redesignation of the Class A Common Shares as "Common Shares" and provide that the number of authorized Common Shares shall be 12,000,000, the aggregate number of presently authorized Class A Common Shares and Class B Common Shares.

DESCRIPTION OF THE REDESIGNATED COMMON SHARES


     The express terms of the Common Shares shall be identical in all respects to the Class A Common Shares, other than in respect of the election of Directors and there will be no right to convert the Common Shares to shares of any other class. Those terms are set forth in full in the Amendment, the text of which is attached hereto as Exhibit A. The following summary is qualified in its entirety by reference to Exhibit A.


     1. Voting. Subsequent to the Conversion, each Common Share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of Directors in each of the three existing classes. Presently, each Class A Common Share entitles the holder to one vote and each Class B Common Share entitles the holder to one-tenth of one vote. The Class A Common Shares and the Class B Common Shares presently are voted together as a single class, except that only the holders of Class A Common Shares are entitled to vote for Directors in Classes I and III and only the holders of Class B Common Shares are entitled to vote for Directors in Class II (the Class subject to election at this Annual Meeting). Notwithstanding the Conversion, the Directors in Class II elected at this Annual Meeting by the holders of Class B Common Shares will serve their designated term and until their respective successors are duly elected and qualified.

     The following information sets forth the aggregate voting power of three hypothetical shareholders both before and after the Conversion (based upon an aggregate of 2,314,961.5 and 3,497,188 votes available before and after the Conversion, respectively). A Shareholder owning 1,000 Class A Common Shares and no Class B Common Shares would have .0433% of the voting power before the Conversion and .0285% after the Conversion. A Shareholder owning 1,000 Class A Common Shares and 500

Class B Common Shares would have .0454% of the voting power before the Conversion and .0429% after the Conversion. A Shareholder owning 1,000 Class A Common Shares and 1,000 Class B Common Shares would have .0475% of the voting power before the Conversion and .0572% after the Conversion.

     Under Ohio law, the vote of holders of at least a majority of the outstanding Common Shares will be required for any amendment to the Articles which would change the express terms of such shares in any manner substantially prejudicial to the holders thereof.


     2. Dividends. The Board of Directors intends to pay dividends on the Common Shares, following shareholder approval of the Conversion, from funds legally available therefor. The Board of Directors anticipates that the aggregate amount of such dividends to the holders of Common Shares will increase over the combined aggregate dividends paid in recent quarters to the holders of Class A Common Shares and Class B Common Shares. However, the Board of Directors anticipates that initially such dividend will be $.07 per quarter, which is less than the dividend currently paid to holders of Class B Common Shares. The Corporation declared the following cash dividends in the second fiscal quarter of 1997 and has paid the following cash dividends in the first fiscal quarter of 1997 and in its last two fiscal years ended February 29 and 28, respectively:



            CLASS A     CLASS B     CLASS A     CLASS B     CLASS A     CLASS B
QUARTER      1997        1997        1996        1996        1995        1995
            -------     -------     -------     -------     -------     -------
   1         $.050       $.090       $.045       $.085       $.045       $.085
   2         $.050*      $.090*      $.050       $.090       $.045       $.085
   3            --          --       $.050       $.090       $.045       $.085
   4            --          --       $.050       $.090       $.045       $.085


- ---------------


*To be paid July 16, 1996 to shareholders of record June 28, 1996.


No assurance can be given as to the payment of any dividends in the future or the amounts thereof. The Corporation is not in arrears in dividends in respect of either Class A Common Shares or Class B Common Shares.

     3. Transferability. The Common Shares will be transferrable freely and will be listed for trading under the symbol "TNZ", on the American Stock Exchange, on which Exchange the Class A Common Shares and Class B Common Shares currently are listed. However, no assurance can be given as to the price at which the Common Shares will trade.

     4. Other. The Class A Common Shares and Class B Common Shares do not, and the Common Shares will not, carry any pre-emptive rights enabling a holder to subscribe or receive shares of the Corporation. The Board of Directors will continue to possess the power to issue authorized but unissued Common Shares without further shareholder action. The Shareholder's equity of each holder of Class A Common Shares and of Class B Common Shares will not be diluted or otherwise affected by reason of the Conversion.

DISSENTING SHAREHOLDERS


     Any holder of Class B Common Shares who does not vote any such shares in favor of this proposal is entitled to make written demand for the payment to such shareholder of the fair cash value of its Class B Common Shares not so voted. The written demand must be delivered by such shareholder to the Corporation not later than August 12, 1996 and must contain such shareholder's address, the number of Class B Common Shares not voted in favor of this proposal, and the amount claimed by such shareholder as the fair cash value of such shares. In the event any such shareholder does not make the aforementioned written demand in accordance with this paragraph and in accordance with Section 1701.85 of the Ohio Revised Code, such shareholder's right to demand payment of the fair cash value of its Class B Common Shares not voted in favor of this proposal will terminate.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL CONCERNING THE CONVERSION OF CLASS B COMMON SHARES INTO CLASS A COMMON SHARES AND THE AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION TO ELIMINATE THE CLASS B COMMON SHARES, REDESIGNATE THE CLASS A COMMON SHARES AS "COMMON SHARES" AND PROVIDE THAT THE AUTHORIZED COMMON SHARES SHALL BE 12,000,000.

                             SELECTION OF AUDITORS

     The Board of Directors of the Corporation has recommended that KPMG Peat Marwick LLP be selected as independent auditors to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending February 28, 1997. In accordance with past practice, the recommendation is being presented to holders of Class A Common Shares and Class B Common Shares for adoption or rejection at the Annual Meeting. KPMG Peat Marwick LLP were the independent auditors of the Corporation for the fiscal year ended February 29, 1996 and are considered by the Board of Directors to be well qualified. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and Directors, and persons who beneficially own more than 10% of the Corporation's Common Shares, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. James C. Spira reported the expiration of stock options in October, 1995 subsequent to the due date for such reporting.


                                 OTHER MATTERS

     The Board of Directors knows of no matter to be presented for action at the Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the Class A Common Shares and Class B Common Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

                              GENERAL INFORMATION

CUMULATIVE VOTING

     If notice in writing is given by any holder of Class B Common Shares to the President, a Vice President or the Secretary of the Corporation, not less than forty-eight hours before the time fixed for the holding of the Annual Meeting, that such Shareholder desires that the voting with respect to the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary of the Meeting or by or on behalf of the Shareholder giving such notice, each holder of Class B Common Shares shall have the right to cumulate such voting power as he or she possesses at such election. If the Shareholder desires to make the foregoing announcement at the convening of the meeting, such Shareholder must be present in person or through a properly authorized representative other than those persons designated in the accompanying form of proxy.

VOTING OF PROXIES

     Class A Common Shares and Class B Common Shares represented by properly executed Management proxies will be voted at the meeting, and if a holder of such shares has specified how the same are to be voted, they will be voted in accordance with such specification. It is intended that Class B Common Shares represented by proxies in which no specification has been made will be voted for the election of Directors and Class A Common Shares and Class B Common Shares represented by proxies in which no specification has been made will be voted for the proposal to convert the Class B Common Shares and amend the Amended Articles of Incorporation and for the selection of the independent auditors.

SHAREHOLDER PROPOSALS

     If a holder of Class A Common Shares or Class B Common Shares intends to present a proposal at the next Annual Meeting of Shareholders presently scheduled for June 16, 1997, it must be received by the Corporation for consideration for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting on or before January 12, 1997.

REVOCATION OF PROXIES

     A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same Class A Common Shares or Class B Common Shares, as the case may be, or by giving notice in writing or in open meeting.

SOLICITATION OF PROXIES

     The cost of soliciting the accompanying proxies will be borne by the Corporation. The Corporation does not expect to pay any compensation for the solicitation of proxies but may pay brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph, or by Directors, officers and regular employees of the Corporation.

                             FINANCIAL INFORMATION


     The following financial statements of the Corporation and the Independent Auditors' Report of KPMG Peat Marwick LLP are set forth on pages 18 through 27 of the Corporation's 1996 Annual Report to Shareholders and are incorporated herein by reference:

          Consolidated Balance Sheets at February 29, 1996 and February 28, 1995


          Consolidated Statements of Operations for the years ended February 29, 1996 and February 28, 1995 and 1994.



          Consolidated Statements of Shareholders' Equity for the years ended February 29, 1996 and February 28, 1995 and 1994.



          Consolidated Statements of Cash Flows for the years ended February 29, 1996 and February 28, 1995 and 1994.


          Notes to Consolidated Financial Statements for the years ended February 29, 1996 and February 28, 1995 and 1994.


     The following financial statements of the Corporation and the Independent Auditor's Review Report of KPMG Peat Marwick LLP are set forth on pages 1 through 5 and 9 of the Corporation's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1996 and are incorporated herein by reference:



          Condensed Consolidated Balance Sheets at May 31, 1996 (unaudited) and February 29, 1996.



          Condensed Consolidated Statements of Earnings for the three-month period ended May 31, 1996 and 1995 (unaudited).



          Condensed Consolidated Statements of Cash Flows for the three-month periods ended May 31, 1996 and 1995 (unaudited).



          Notes to Consolidated Financial Statements for the three-month periods ended May 31, 1996 and 1995 (unaudited).



     Management's Discussion and Analysis of Financial Condition and Results of Operations of the Corporation is set forth on pages 14 through 17 of the Corporation's 1996 Annual Report to Shareholders and on page 6 of the Corporation's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1996 and each is incorporated herein by reference.


                                             By order of the Board of Directors

                                                      JAMES H. BERICK

July 10, 1996                                            Secretary

                                   EXHIBIT A

              AMENDMENT AND RESTATEMENT OF ARTICLE "FOURTH" OF THE
                       AMENDED ARTICLES OF INCORPORATION

     FOURTH: Effective upon the filing of this Amendment, each outstanding Class B Common Share of the Corporation shall be converted into one Class A Common Share of the Corporation, all authorized but unissued Class B Common Shares shall be eliminated, and the Class A Common Shares shall be redesignated as Common Shares. Thereupon, the number of shares which the Corporation is authorized to have outstanding shall be 12,200,000 consisting of (i) 12,000,000 Common Shares without par value (collectively, the "Common Shares" and individually, a "Common Share") and (ii) 200,000 Serial Preferred Shares without par value ("Serial Preferred Shares").

     The shares of such classes shall have the following express terms:

                                   DIVISION A

                         EXPRESS TERMS OF COMMON SHARES

     The Common Shares shall be subject to the express terms of the Serial Preferred Shares and any series thereof. Each Common Share shall be equal to every other Common Share. Each holder of Common Shares shall be entitled to one vote for each Common Share so held upon all matters presented to Shareholders. The Common Shares will not carry any pre-emptive rights enabling a holder to subscribe or receive shares of the Corporation. The Board of Directors shall possess the power to issue authorized but unissued Common Shares without further shareholder action.

                                   DIVISION B

                    EXPRESS TERMS OF SERIAL PREFERRED SHARES


     Section 1. Serial Preferred Shares may be issued from time to time in one or more series. All Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative.

     Subject to the provisions of Section 2 to 7, inclusive, of this Division B, which provisions shall apply to all Serial Preferred Shares, the Board of Directors hereby is authorized to cause Serial Preferred Shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

          (a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

          (c)  The annual dividend rate of the series.

          (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative.

          (e) The redemption rights and price or prices, if any, for shares of the series.

          (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (h) Whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made.

          (i) Restrictions (in addition to those set forth in Section 6(b) of this Division) on the issuance of shares of the same series or of any other class or series.

     The Board of Directors is authorized to adopt from time to time amendments to the Amended Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), inclusive, of this Section 1.


     Section 2. The holders of Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors, dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division B and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

     Section 3. In no event so long as any Serial Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Shares be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Preferred Shares received by the Corporation on or subsequent to the date on which the Serial Preferred Shares authorized herein are first issued):

          (a) Unless all accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for the current dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

          (b) Unless there shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division B.

     Section 4.


          (a) Subject to the express terms of each series and to the provisions of Section 6(b) (iii) of this Division B, the Corporation may from time to time redeem all or any part of the Serial Preferred Shares of any series at the time outstanding (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Division B, or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of Section 1 of this Division B, together in each case with an amount equal to all dividends accrued and unpaid thereon (whether or not such dividends shall have been earned or declared) to the redemption date.

          (b) Notice of every such redemption shall be mailed, postage prepaid to the holders of record of the Serial Preferred Shares to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the Serial Preferred Shares to be redeemed with any bank or trust company in Cleveland, Ohio or New York, New York, having capital and surplus of more than $5,000,000, named in such notice, and direct that such deposited amount be paid to the respective holders of the Serial Preferred Shares so to be redeemed, in amounts equal to the redemption price of all Serial Preferred Shares so to be redeemed, on surrender of the share certificate or certificates held by such holders. Upon the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Corporation with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired privileges conversion. In case less than all of the outstanding Serial Preferred Shares are to be redeemed, the Corporation shall select pro rata or by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors. If the holders of Serial Preferred Shares which shall have been called for redemption shall not, within six years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.


          (c) Any Serial Preferred Shares which are redeemed by the Corporation pursuant to the provisions of this Section 4 and any Serial Preferred Shares which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any Serial Preferred Shares which are converted in accordance with the express terms thereof shall be cancelled and not reissued. Any Serial Preferred Shares otherwise acquired by the Corporation shall resume the status of authorized and unissued Serial Preferred Shares without serial designation.

     Section 5.

          (a) The holders of Serial Preferred Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section I of this Division B, plus an amount equal to all dividends accrued and unpaid thereon (whether or not such dividends shall have been earned or declared) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Serial Preferred Shares and any shares ranking on a parity therewith of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Preferred Shares and any shares ranking on a parity therewith in proportion to the full preferential amount to which each such share is entitled.

          After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

          (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section 5.

     Section 6.


          (a) The holders of Serial Preferred Shares shall be entitled to one vote for each share; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. No adjustment of the voting rights of holders of Serial Preferred Shares shall be made for an increase or decrease in the number of Common Shares authorized or issued or for share splits or combinations of the Common Shares or for share dividends on any class of shares payable solely in Common Shares.

          If, and so often as, the Corporation shall be in default in dividends in an amount equivalent to six full quarterly dividends on any series of Serial Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Shares of all series, voting separately as a class and in addition to all other rights to vote for Directors, shall be entitled to elect, as herein provided, two members of the Board of Directors of the Corporation; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of Directors at which the holders of not less than 45% of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

          In the event of default entitling the holders of Serial Preferred Shares to elect two Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least 15% of the Serial Preferred Shares of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within 90 days after the date of receipt of the foregoing written request from the holders of Serial Preferred Shares. At any meeting at which the holders of Serial Preferred Shares shall be entitled to elect Directors, the holders of 45% of the then outstanding Serial Preferred Shares of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Shares are entitled to elect as hereinabove provided.


          The two Directors who may be elected by the holders of Serial Preferred Shares pursuant to the foregoing provisions shall be in addition to any other Directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of Directors of the Corporation or require the resignation of any Director elected otherwise than pursuant to such provisions.

          (b) The affirmative vote of the holders of at least a majority of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote):

             (i) Any amendment, alteration or repeal of any of the provisions of the Amended Articles of Incorporation or of the Code of Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Amended Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Shares or of any shares of any class ranking on a parity with or junior to the Serial Preferred Shares, nor the amendment of the provisions of the Code of Regulations so as to increase the number of Directors of the Corporation, shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Shares at the time outstanding, only the vote of the holders of at least a majority of the number of the shares at the time outstanding of the series so affected shall be required;

             (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares;


             (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a share purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends upon all Serial Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with;

             (iv) The consolidation of the Corporation with or its merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preferred Shares except the same number of shares ranking prior to or on a parity with the Serial Preferred Shares and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

             (v) The authorization of any shares ranking on a parity with the Serial Preferred Shares or an increase in the authorized number of Serial Preferred Shares.

     Section 7.  For the purpose of this Division B:


          Whenever reference is made to shares "ranking prior to the Serial Preferred Shares" or "on a parity with the Serial Preferred Shares", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior to the Serial Preferred Shares", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Serial Preferred Shares.

                               THE TRANZONIC COMPANIES
P
R                            CLASS A COMMON SHARE PROXY
O
X            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y

         The undersigned holder of Class A Common Shares hereby appoints JAMES H. BERICK AND ROBERT S. REITMAN as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Class A Common Shares of The Tranzonic Companies held of record by the undersigned on June 26, 1996, at the annual meeting of shareholders to be held on August 2, 1996, and at any adjournments thereof.


            Conversion of the Class B Common Shares to Class A Common             (change of address)
            Shares and Amendment of the Amended Articles of                __________________________________
            Incorporation to (i) eliminate the Class B Common Shares,      __________________________________
            (ii) rename the Class A Common Shares as Common Shares, and    __________________________________
            (iii) provide that the number of authorized Common Shares      __________________________________
            shall be 12,000,000.                                           (If you have written in the above
                                                                           space, please mark the
                                                                           corresponding box on the reverse
                                                                           side of this card.)

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.

                                                                SEE REVERSE
                                                                   SIDE

- --------------------------------------------------------------------------------
                                  DETACH CARD

        Dear Shareholder,

        Included in this year's proxy statement, is a proposal by the Corporation's Board of Directors to consolidate the Corporation's two classes of Common Shares. The recommendation has been made for the purpose of simplifying the Corporation's capital stock structure and potentially increasing the liquidity in the market for all Tranzonic shareholders.

        We urge you to read thoroughly the entire proxy statement, but call your particular attention to the information beginning on page 19 concerning the purpose of the consolidation proposal and its impact upon your dividends.

        As always, we appreciate your interest in and support of the Corporation.

        Robert S. Reitman
        Chairman, President and Chief Executive Officer

      /X/       PLEASE MARK YOUR                                          SHARES IN YOUR NAME
                VOTES AS IN THIS
                EXAMPLE.

                                                  FOR    AGAINST   ABSTAIN                                   FOR    AGAINST  ABSTAIN

                         1. To Convert           / /     / /       / /                   2. To ratify the    / /    / /      / /
                            the Class B                                                     selection of
                            Common                                                          KPMG Peat
                            Shares and                                                      Marwick LLP
                            Amend the Amended Articles of                                   as independent
                            Incorporation (see reverse)                                     auditors.

                                                                                           THIS PROXY WHEN PROPERLY EXECUTED WILL
                                                                                           BE VOTED IN THE MANNER DIRECTED HEREIN
                                                                                           BY THE UNDERSIGNED HOLDER OF CLASS A
                                                                                           COMMON SHARES. IF NO DIRECTION IS MADE,
                                                                                           THIS PROXY WILL BE VOTED FOR PROPOSALS
                                                                                           1 AND 2.

                                                          Change    / /
                                                            of
                                                          Address

                                                          Attend    / /
                                                          Meeting

SIGNATURE(S)  ________________________________________________   DATE __________

SIGNATURE(S)  ________________________________________________   DATE __________
       NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- --------------------------------------------------------------------------------
                                  DETACH CARD

                               THE TRANZONIC COMPANIES
P
R                            CLASS B COMMON SHARE PROXY
O
X            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y

         The undersigned holder of Class B Common Shares hereby appoints JAMES H. BERICK AND ROBERT S. REITMAN as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Class B Common Shares of The Tranzonic Companies held of record by the undersigned on June 26, 1996, at the annual meeting of shareholders to be held on August 2, 1996, and at any adjournments thereof.


         1. Election of Directors.                                                (change of address)
            Joseph A. Campanella, Thomas S. Robertson                      __________________________________
            and Steven W. Percy                                            __________________________________
                                                                           __________________________________
         2. Conversion of the Class B Common Shares to Class A             __________________________________
            Common Shares and Amendment of the Amended Articles            (If you have written in the above
            of Incorporation to (i) eliminate the Class B Common           space, please mark the
            Shares, (ii) rename the Class A Common Shares as               corresponding box on the reverse
            Common Shares and (iii) provide that the number of             side of this card.)
            authorized Common Shares shall be 12,000,000.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.

                                                                SEE REVERSE
                                                                   SIDE

- --------------------------------------------------------------------------------
                                  DETACH CARD


        Dear Shareholder,

        Included in this year's proxy statement, is a proposal by the Corporation's Board of Directors to consolidate the Corporation's two classes of Common Shares. The recommendation has been made for the purpose of simplifying the Corporation's capital stock structure and potentially increasing the liquidity in the market for all Tranzonic shareholders.


        We urge you to read thoroughly the entire proxy statement, but call your particular attention to the information beginning on page 19 concerning the purpose of the consolidation proposal, its impact upon your dividends, and the information on page 22 under the caption "Dissenting Shareholders" concerning your rights should the proposal be approved contrary to your wishes.


        You also have a right of cumulative voting in respect of election of Directors as set forth on page 23 of the proxy statement under the caption "Cumulative Voting."

        As always, we appreciate your interest in and support of the Corporation.

        Robert S. Reitman
        Chairman, President and Chief Executive Officer

      /X/       PLEASE MARK YOUR                                          SHARES IN YOUR NAME
                VOTES AS IN THIS
                EXAMPLE.

                 FOR    WITHHELD                        FOR    AGAINST   ABSTAIN                          FOR    AGAINST  ABSTAIN

1. Election of   / /     / /       2. To Convert the   / /     / /      / /           2. To ratify the    / /    / /      / /
   Directors                          Class B Common                                      selection of
   (see reverse)                      Shares and                                          KPMG Peat
                                      Amend the                                           Marwick LLP
 For, except vote withheld from       Amended Articles                                    as independent auditors.
 the following nominee(s):            of Incorporation
                                      (see reverse)

 _______________________________                                                       THIS PROXY WHEN PROPERLY EXECUTED WILL
                                                                                       BE VOTED IN THE MANNER DIRECTED HEREIN
                                                                                       BY THE UNDERSIGNED HOLDER OF CLASS B
                                                                                       COMMON SHARES. IF NO DIRECTION IS MADE,
                                                                                       THIS PROXY WILL BE VOTED FOR PROPOSALS
                                                                                       1, 2 AND 3.

                                                          Change    / /
                                                            of
                                                          Address

                                                          Attend    / /
                                                          Meeting


SIGNATURE(S)  ________________________________________________   DATE __________

SIGNATURE(S)  ________________________________________________   DATE __________
       NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- --------------------------------------------------------------------------------
                                  DETACH CARD

                                                           [OUTSIDE FRONT COVER]

                             THE TRANZONIC COMPANIES
[TRANZONIC LOGO]

[PHOTO 1: Photo of Morton L. Reitman, William E. Hermann, Kathleen A. Metzger and Beth Smylie Richardson, the President, Executive Vice President, Vice President Administration and Vice President Retail Division, respectively, of the Personal Care Division, and miscellaneous personal care products.]

                                             ANNUAL REPORT 1996

[PHOTO 2: Photo of Richard J. Sims, Christopher T. Cira and Norman D. Sull, the President, Assistant Vice President Finance, and Vice President Purchasing, respectively, of the Industrial Textiles Division, and miscellaneous industrial wiping and cleaning products.]

                                             THE BEST PEOPLE

[PHOTO 3: Photo of Dennis H. Kelly, James D. Armstrong, Jr., and Robert E. Isaacs, the President, Plant Manager - Perrysburg, and National Sales Manager, respectively, of the Industrial Packaging Divisions, and miscellaneous paper tubes, sleeves and cores.]

                                             PRODUCE THE BEST RESULTS

THE TRANZONIC COMPANIES

Headquartered in Cleveland, Ohio, The Tranzonic Companies manufactures and distributes nationally a wide variety of products to the industrial, institutional, and consumer sectors. Expanding outward from strengths in paper and cloth products, Tranzonic has added complementary product lines in personal hygiene, maintenance and safety, and industrial packaging in order to serve as a primary supplier in each of its customer segments. Product quality and customer service have been primary growth drivers, and the Company has been enhancing efficiency through the implementation of leading-edge management and information strategies. The Company has expanded through both internal development and strategic acquisitions of growth businesses that have strong synergy with existing operations.

[PHOTO 4: Photo of miscellaneous personal care products.]

[PHOTO 5: Photo of miscellaneous industrial wiping and cleaning products and protective garments.]

[PHOTO 6: Photo of miscellaneous paper tubes, sleeves and cores.]






                             [INSIDE FRONT COVER]

FINANCIAL HIGHLIGHTS


                                                        THE TRANZONIC COMPANIES


For the Years Ended February 29/28                     1996              1995
- ----------------------------------------------------------------------------------
Sales ..........................................  $   137,215,521      126,940,765
Operating earnings .............................        7,179,566        7,621,726
Earnings from continuing operations.............        4,416,310        4,531,342
Earnings from discontinued operations
  (net of income taxes) ........................          410,032          754,054
Loss on disposal of Housewares Division
  (net of income taxes)  .......................       (7,250,000)           --
Net earnings (loss) ............................       (2,423,658)       5,285,396
Net earnings (loss) per Common Share:
  From continuing operations ...................             1.25             1.29
  From discontinued operations .................            (1.94)             .22
Cash dividends:
  Per Class A Common Share .....................             .195              .18
  Per Class B Common Share .....................             .355              .34
Total assets ...................................       75,021,643       80,279,466
Long-term debt .................................        7,000,000        7,600,000
Shareholders' equity ...........................       49,154,116       52,236,347
Shareholders' equity per Common Share ..........            14.03            15.03
Common Shares outstanding ......................        3,503,388        3,474,338


TO OUR SHAREHOLDERS

     Although financial results in fiscal 1996 were disappointing, several aspects of Tranzonic's performance suggest that we should emerge successfully from that difficult period. Each of our divisions produced record sales, and all were profitable during the year ended February 29th.

     Fiscal 1996 consolidated sales from continuing operations grew to $137.2 million, up 8.1 percent from the $126.9 million recorded a year earlier. However, throughout the year we experienced mounting pressure on profit margins primarily as a result of raw material cost increases, customer pricing demands and competition for market share. These market conditions, combined with changes in product mix, led to a 5.8 percent decline in operating earnings from continuing operations to $7.2 million. The comparable number last fiscal year was $7.6 million.

     While we have been able to improve operating efficiency, effect cost savings through our materials procurement practices, and obtain price increases in some markets, the struggle to preserve margins has been particularly acute in certain retail segments of our business. Over the past year, we have been evaluating the opportunities in each of the markets we serve, and reassessing how best to deploy our resources to achieve long-term profitable growth. This process included analysis of the factors influencing growth and of the investment requirements necessary to achieve our goals.

     From this assessment, we determined that changes occurring in the retail marketplace limit the opportunity for adequate earnings growth and return in relation to the market risks. Thus, we concluded to reduce our involvement in certain consumer products.

     To accomplish this, in late February 1996 we entered into a definitive agreement to sell our Housewares Division, which principally markets laundry and closet storage products to mass merchants and specialty retailers, to Whitney Corr.Pak International, Inc. We completed the sale on March 29, 1996. As a result of this divestiture, we incurred a one-time fourth quarter non-cash, after-tax charge of $7.3 million. Together with earnings from discontinued operations of $410 thousand net of tax, the fourth quarter loss from discontinued operations totaled $6.8 million, or $1.94 per share, result-


Sales from
Continuing
Operations
(In Thousands)
92      $105,765
93      $110,188
94      $115,919
95      $126,941
96      $137,216




Operating
Earnings from
Continuing
Operations
(In Thousands)
92      $7,490
93      $6,544
94      $4,019
95      $7,622
96      $7,180


[PHOTO 7: Photo of Robert S. Reitman]

Robert S. Reitman

Chairman, President and
Chief Executive Officer


ing in a net loss of $2.4 million for the year. On a per share basis, the quarter and full year net loss totaled $1.58 and $.69 per share, respectively.

     In addition, the douche and enema product lines manufactured by our Hospital Specialty unit were sold in February 1996, for cash, to NutraMax Products, Inc., based in Gloucester, Massachusetts. This transaction served to reduce further our exposure to a particularly price-sensitive segment of the retail marketplace.

                         THE DIVESTITURES IN PERSPECTIVE

     A significant aspect of our long-term growth plan is to become more important to each of our customers. We have worked toward that objective by broadening our product line offerings through internal expansion and acquisitions. Our investment in building the housewares business from approximately $3 million when we entered that market in 1988 to $24 million last year met our original revenue growth objectives. We achieved that level of scale through internal growth and the four acquisitions that comprised Design Trend, which would have served us well in the retail environment we entered in 1988.

     However, consumer price sensitivity, coupled with the immense purchasing and pricing power of mass merchandisers, substantially increased the threshold of scale required to achieve reasonable profitability. Indeed, even large players in the housewares market balked at raising prices last year--despite dramatic increases in raw material costs--in the face of pressure from mass-merchants and specialty retailers.

     While such market dynamics may be cyclical, the more important reason for exiting what has become a very intense retail arena is that it enables us to focus financial and management resources on growing our businesses which serve industrial and institutional markets. It is those areas served by our three remaining business units--Hospital Specialty, CCP Industries and Baxter Tube--in which we have special experience and knowledge, historically have earned better margins and a higher rate of return, and see the greatest long-term opportunity.

Net Earnings
from Continuing
Operations
(In Thousands)
92   $4,693
93   $4,101
94   $2,331
95   $4,531
96   $4,416

Net Earnings
Per Common Share
from Continuing
Operations
92   $1.33
93   $1.15
94   $ .67
95   $1.29
96   $1.25

                    CONTINUED DEVELOPMENT OF CORE STRATEGIES

     Building upon the established foundations of each of our remaining businesses is our first priority going forward. We remain committed to becoming a much larger company able to deliver profitable growth and a corresponding increase in shareholder value. That will be achieved by implementing our core strategies discussed in this letter a year ago, namely: focusing on customers, implementing technology, and enabling human resource development.

     To expand our importance to customers and our customer base, we aggressively seek acquisitions which add to our array of complementary products. Our acquisition criteria require a strong existing management team, moderate to low-cost products that enhance our value to customers as a single source supplier, and the ability to enhance earnings upon consolidation. Our acquisition of Plezall Wipers early last year is a good case in point. Now part of our CCP Industries unit, Plezall increased CCP's scale by expanding significantly our line of woven textiles thereby, complementing our non-woven product offerings, expanding CCP's markets and customer base, and opening new opportunities for market penetration. Plezall was successfully integrated into CCP and contributed to CCP's strong sales and profit results in fiscal 1996.

     Our strategy of implementing information technology has been effective in improving our sales forecasting, purchasing practices, inventory management, and cost controls, and in helping to identify market and other trends which offer opportunity. We are working smarter and more efficiently. Just one reflection of this is that in a year of rising costs (fiscal 1996), we experienced a modest decline in the ratio of selling, general and administrative expense to sales.

     Important to migrating this technology throughout the Tranzonic organization is the third part of our core strategy--enabling human resource development. Strong division management in each of our business units is supported by the valued experience and dedication of the people who make


  Total
Capitalization
(In Thousands)
92   $42,744 - $195
93   $46,329 - $2,900
94   $47,479 - $9,000
95   $52,236 - $7,600
96   $49,154 - $7,000

          Long-Term
             Debt

         Shareholders'
            Equity

                                        4
up our organization. We rely on them individually and as a team to absorb and successfully integrate new technologies into their operations, and to identify the products and services which strengthen our relationships with customers.

                                   THE OUTLOOK

     We believe the near- and long-term outlook for The Tranzonic Companies is bright. While fiscal 1996 produced a pause in our bottom line growth, we believe that the results of the divestitures will be positive. Proceeds of the sales, along with our strong financial position and ready access to capital, provide ample resources to support our acquisition pursuits and other corporate requirements. We will continue our assessment of each division in the context of the changing needs of our markets and how to best meet them, and this year we will implement strategic refinements to our operations that focus on strengthening our customer-partner relationships and growing our position in the industrial and institutional markets.

     We would like to commend our employees who remain focused on quality and customer service. We also are grateful to our directors for their important contributions in shaping our Company and thank our customers for their loyalty and our shareholders for their continued support in this challenging transition period.

Sincerely,


/s/ Robert S. Reitman

Robert S. Reitman
Chairman, President and Chief Executive Officer
May 17, 1996


Shareholders'
 Equity
Per Share
92   $12.32
93   $13.21
94   $13.75
95   $15.03
96   $14.03

CRITERIA TO IDENTIFY
     ACQUISITION TARGETS
- -----------------------------------             HOSPITAL SPECIALTY [PHOTO 8:
                                                Photo of miscellaneous personal
                                                care products.]

   ENHANCE IMPORTANCE TO CUSTOMERS

   HIGH-AFFINITY PRODUCT LINE
   DIVERSIFICATION

   NEW CHANNELS

   REGIONAL STRENGTH

   CONSOLIDATION POTENTIAL



PRIORITIZING
     ACQUISITION TARGETS
- -----------------------------------------------------  CCP INDUSTRIES [PHOTO 9:
                                                       Photo of miscellaneous
                                                       industrial wiping and
                                                       cleaning products and
                                                       protective garments.]
   OPERATIONS                           FINANCIAL

   SUPERIOR MANAGEMENT                  EARNINGS MOMENTUM

   LOW COST TO PRODUCE                  BALANCE SHEET HEALTH

   TECHNOLOGY                           RIGHT SIZE

   CONSUMABLES

   CRITICAL/LOW-COST COMPONENTS

                                                  BAXTER TUBE [PHOTO 10: Photo
                                                  of miscellaneous paper tubes,
                                                  sleeves and cores.]

      THE OPERATIONS AND MARKETS OF
                             THE TRANZONIC COMPANIES
- --------------------------------------------------------------------------------



   MAJOR PRODUCTS            PRINCIPAL MARKETS         PRIMARY CUSTOMERS
   -------------------------------------------------------------------
   Feminine Hygiene          Institutional             Grocery and Drug Chains
   Adult Incontinence        Commercial                Mass Merchandisers
   Baby Diapers              Away From Home            Paper Distributors
   Toilet Seat Covers        Healthcare                Janitorial Distributors
   Odor Control              Consumer                  Medical Distributors
   Washroom Accessories                                Home Healthcare Dealers
                                                       Food Service Distributors

- --------------------------------------------------------------------------------

   Industrial Wiping Cloths  Automotive                Tens of thousands of small
   Personal Safety           Manufacturing             businesses across the U.S.
   Work Apparel              Food Service              and Canada
   Specialty Chemicals       Facility Maintenance
   Environmental Protection  Healthcare
   Washroom Supplies         Graphic Arts


- --------------------------------------------------------------------------------
   Forming Tubes             Automotive                Fiberglass Manufacturers
   General-purpose Tubes     Industrial                Automotive and Industrial
   Sleeves                   Construction              Manufacturers
                                                       Construction Products
                                                       Distributors


- --------------------------------------------------------------------------------

HOSPITAL SPECIALTY

                    ...the Division is focused on reducing manufacturing costs, improving productivity, and maintaining an aggressive marketing posture to hold or gain share...

     Hospital Specialty, the Company's Personal Care Division and largest operating unit, had a modest increase in sales to a new record level in fiscal 1996, with increases recorded in all but one major product category. Operating profits, however, fell well below those of the prior year primarily as a result of rapid cost increases in raw materials such as fluff pulp, which is used in many of the Division's products, and continued pricing pressure in all markets served. The impact of raw material increases would have been substantially greater but for the Division's forward purchases of fluff pulp as prices rose. While the Division was able to obtain price increases for some of its products, the markets it serves remain very price sensitive. In this environment, the Division is focused on reducing manufacturing costs, improving productivity, and maintaining an aggressive marketing posture to hold or gain share.

     The Division serves institutional, industrial and to a lesser extent consumer markets with a broad line of personal care and washroom related products. Several initiatives undertaken during the year helped to improve quality and service to distributor-partners and retail customers, and contributed to sales growth. These initiatives included: introduction of restroom deodorant systems; continued product bundling for industrial distribution; improved use of computerized distribution systems; restructuring of sales, technical and administrative staff; and aggressive marketing of many new products.

     Building on its program of bundling synergistic products, the Division's "Total Washroom Essentials" (TWE) program accounted for solid growth including sales of restroom deodorant systems. The TWE program features MAXITHINS(R) and GARDS(R) feminine napkins, Tampax(R) brand tampons, HEALTHGARDS(R) toilet seat covers, HEALTHGARDS(R) odor control systems, and Hospeco washroom accessories.

     The TWE program was introduced in fiscal 1995 and has proven successful through offering an integrated bundle of value-added products to institutional and industrial customers. The program is a significant shift from traditional product focus to a total program concept that enhances the Division's value as a single-source supplier to our industrial distributors.

     The largest sales gain came from the toilet seat cover segment where the Division was able to gain market share. In addition to toilet seat covers, sales of restroom deodorant systems were also strong throughout most of the year. Both are integral lines in the Division's core business. The institutional business offers the greatest opportunities for profitable growth which will be augmented by new products added through internal development and acquisitions. As noted in the Letter to Shareholders, the Division sold its douche and enema product lines during the year, thus reducing its exposure to a particularly price-sensitive segment of the retail marketplace.

Personal Care Division
- ----------------------
MORTON L. REITMAN (Standing middle)
     President

WILLIAM E. HEMANN (Standing left)
     Executive Vice President

KATHLEEN A. METZGER (Seated)
     Vice President Administration

BETH SMYLIE RICHMAN (Standing right)
     Vice President Retail Division

[PHOTO 11: Photo of Morton L. Reitman, William E. Hermann, Kathleen A. Metzger and Beth Smylie Richardson, the President, Executive Vice President, Vice President Administration, and Vice President Retail Division, respectively, of the Personal Care Division, in the foreground, with shelves stocked with miscellaneous personal care products in the background.]

[PHOTO 12: Photo of Richard J. Sims, Christopher T. Cira, David J. Williams, Robert W. Dailey III, Norman D. Sull, Helen Malhotra, Brian H. Markowitz and Daniel R. Moon, the President, Assistant Vice President Finance, Vice President Sales, Vice President Market Development, Vice President Purchasing, Assistant Vice President Information Systems, Vice President and Assistant Vice President Marketing, respectively, of the Industrial Textiles Division, seated at and standing by a table of miscellaneous industrial wiping and cleaning products and protective garments.]

CCP INDUSTRIES, INC.


                    ...additional development and enhancement of key procurement relationships resulted in a better than expected expansion into wholesale channel sales...

     Fiscal 1996 was a year of record performance for CCP Industries, our Industrial Textiles Division. All three of the Division's business units: CCP U.S., CCP Canada and Plezall Wipers, acquired at the beginning of the fiscal year, contributed to the significant gains in sales and operating income.

     This superior performance was driven by a number of key initiatives in CCP's business plan. Continuous improvement initiatives in marketing, sales management and operations resulted in product line diversification, development of additional management information systems, sales training and service enhancements. Additional development and enhancement of key procurement relationships resulted in a better than expected expansion into wholesale channel sales. These accomplishments were consistent with business strategies which focus on customer relationship management, strategic acquisitions and alliances, profit maximization and development of a progressive corporate culture.

     Lavatory supplies, safety products and work apparel product categories registered the strongest growth last year. Growth in all product categories is accomplished most effectively by increasing sales to existing customers. Product development and line diversification play a large part in achieving that end. During the past year dozens of products were added to the Division's work apparel, wiping cloths, washroom, chemicals and cleaning supplies, and safety lines. CCP has sharpened its focus on specific industry segments, such as automotive and graphics, to achieve greater market penetration. It has expanded its use of telephone sales and developed new management information enabling CCP quickly to direct its resources toward under-performing areas. All of these initiatives have contributed to CCP's ability to serve customers in a broad array of industrial, commercial and institutional markets.

     Intensive on-going sales training programs equip our more than 250 sales people to better communicate the benefits and cost savings which CCP offers as a primary supplier. Among these benefits are quality guaranteed product bundles, application solutions, reduced procurement cost through our Primary Supplier Approach, and customized products and solutions. Training extends to programs aimed at improving management skills, and addresses specific operating functions such as purchasing, inventory management, computer systems, and safety, to name only a few. In addition to helping employees develop their potential and become more productive, training is an important inducement to retaining the best people.

     CCP continues to develop into a progressive manufacturing and distribution company focused on long-term growth, supported by a large sales force and product line diversification that improves its position as a primary supplier to customers. To increase this diversification, CCP will continue to develop creative resources and undertake strategic acquisitions and alliances that strengthen relationships with major suppliers and heighten value to customers.


Industrial Textiles Division
- ----------------------------------------
(Starting in lower left going clockwise)

RICHARD J. SIMS
     President

CHRISTOPER T. CIRA
     Assistant Vice President Finance

DAVID J. WILLIAMS
     Vice President Sales

ROBERT W. DAILEY, III
     Vice President
     Market Development

NORMAN D. SULL
     Vice President Purchasing

HELEN MALHOTRA
     Assistant Vice President
     Information Systems

BRIAN H. MARKOWITZ
     Vice President

DANIEL R. MOON
     Assistant Vice President
     Marketing

BAXTER TUBE COMPANY

                    ...Baxter employees provide a high degree of knowledgeable support in product application and problem solving that enhances customer satisfaction...

     Baxter Tube Company, our Industrial Packaging Division, overcame a myriad of challenges in fiscal 1996 to score double-digit increases in sales over the prior record year and achieve the best operating earnings in its history. This progress was achieved despite flattening of sales among some existing customers as business levels peaked. Baxter offset this condition through a combination of pricing initiatives which enabled it to hold its position with existing customers while successfully developing new account activity.

     Baxter met the challenges of rapidly rising raw material costs and restricted availability of certain raw materials through internal improvements and corrective actions which, combined with a recent easing in the raw material market and active purchasing efforts, indicates improved earnings potential in the period ahead.

     Baxter produces spiral wound paper tubes, cores and sleeves for a wide variety of industrial applications. It focuses on customer relations with an emphasis on consumable products that meet all requirements for cost effectiveness and quality. Baxter's products are used in industries, such as fiberglass production, where its forming tubes have proven to be technically superior and cost-efficient, and in the automotive industry where Baxter products have found a wide range of general and product-specific uses. While Baxter's business is global, the majority of revenue arises in the United States.

     Baxter's products are manufactured under carefully controlled conditions emphasizing techniques that ensure the high quality required to satisfy our customers' performance criteria. This close attention to quality manufacturing was recognized again in fiscal 1996 as the Division's Minerva, Ohio, plant achieved International Organization for Standardization Certification, ISO-9002:94. Its Ware Shoals, South Carolina, plant received that status in fiscal 1995. ISO Certification affirms, through an audit by the ISO third party assessor, that a company documents its quality policies and procedures, trains its people and audits processes to ensure compliance. The Certification confirms, in effect, that Baxter does what it says it will do in delivering products manufactured to its high quality levels. Since only some 700 U.S. companies are currently ISO Certified, Baxter is in very select company. In addition to a strong quality system, Baxter employees provide a high degree of knowledgeable support in product application and problem solving that enhances customer satisfaction.

     Baxter's sales efforts will be enhanced by further training and aggressive deployment of its direct sales force--an initiative that will impact positively its ability to sell in increasing depth to volume core and tube users. In addition, the Division remains focused on continued product development and increased plant productivity.


Industrial Packaging Division
- ------------------------------
DENNIS H. KELLY (Seated right)
     President

ROBERT A. DOUGLAS (Seated left)
     Financial Manager

KENNETH E. ZWICK (Standing left)
     Plant Manager-Minerva

JAMES D. ARMSTRONG, JR. (Standing middle)
     Plant Manager-Perrysburg

ROBERT E. ISAACS (Standing right)
     National Sales Manager

BUSTER T. SIMPSON (not pictured)
     Plant Manager-Ware Shoals, SC

[PHOTO 13: Photo of Dennis H. Kelly, Robert A. Douglas, Kenneth E. Zwick, James
D. Armstrong, Jr., and Robert E. Isaacs, the President, Financial Manager, Plant Manager - Mineva, Plant Manager - Perrysburg, and National Sales Manager, respectively, of the Industrial Packaging Division, seated on or standing near paper tubes and cores.]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS:
                       FISCAL 1996 COMPARED TO FISCAL 1995


    On February 29, 1996, the Company signed a definitive agreement to sell for cash substantially all net operating assets of its Housewares Division, Design Trend. Conse-quently, results of operations discussed below have been reclassified to reflect both continuing and discontinued operations. The divestiture, which occurred on March 29, 1996, represents a strategic redirection in the Company's allocation of resources away from the consumer retail market. The downward trend in profitability brought about by increasing raw materials costs, coupled with the immense purchasing and pricing power of mass merchandisers lead to management's decision to divest the Housewares Division and refocus the Company's resources towards its strengths in industrial and institutional markets which the Company's continuing operations serve.

    As a result of that transaction, the Company incurred a fourth quarter non-cash after-tax charge of $7.3 million, or $2.06 per share. This charge, representing a loss on disposal of discontinued operations, includes mainly the write-off of goodwill which approximated 5.5 million, losses recorded on sale of net assets which approximated 2.2 million, transaction costs which approximated $600 thousand and contingent accruals which approximated $200 thousand. Earnings from discontinued operations of $410 thousand, or 12 cents per share combined with the loss on disposal, resulted in a fiscal 1996 loss from discontinued operations of $6.8 million, or $1.94 per share. Earnings from discontinued operations in fiscal 1995 were $754 thousand, or 22 cents per share. In combining continued and discontinued operations the Company reported a fiscal 1996 net loss of $2.4 million, or 69 cents per share, compared with prior fiscal year earnings of $5.3 million, or $1.51 per share.


    Sales from continuing operations for the fiscal year ended February 29, 1996 were $137.2 million, 8.1 percent above the $126.9 million of fiscal 1995. Each of the three continuing operating units contributed to this sales gain. Of the sales increase recorded in fiscal 1996, 52 percent resulted from the addition of Plezall Wipers, acquired at the beginning of the fiscal year. Selective price increases instituted during the year added 30 percent to year over year sales gains. The introduction of new products such as our restroom deodorants systems distributed through Hospital Specialty (our Personal Care Division), and the expansion of new safety products distributed by CCP Industries (our Industrial Textiles Division), added 16 percent to the fiscal year overall increase. The Company's continuing initiatives to improve sales force effectiveness through product line extensions, sales force training and the use of sales management information systems helped to improve volume sales.

    The cost of goods sold for continuing operations increased to 68.6 percent of sales in fiscal 1996 from 65.8 percent for fiscal 1995. This increase was the result of a combination of forces, including the dramatic increase in the price of fluff pulp and paper which did not begin to subside until late in the fourth quarter of fiscal 1996. Pricing of fluff pulp, the major raw material component of product cost at Hospital Specialty, nearly doubled at its peak in late fiscal 1996 over its lowest level in fiscal 1995. Other factors influencing cost of goods as a percent of sales include competitive pricing in consumer markets and the increase in sales of lower gross margin wholesale products.


    Tight control of selling, general and administrative expenses and continued improvement in administrative efficiency resulting from the effective use of technology in the areas of marketing and distribution resulted in a decrease in these expenses to 26.1 percent of sales for fiscal 1996 from 28.2 percent for the prior fiscal year. Two other events, which occurred during the fourth quarter of the current fiscal year, added to this favorable decline. Consistent with the strategic redirection exemplified by the sale of Design Trend, our Hospital Specialty Division sold for a gain ($931,800) certain assets comprising its douche and enema line of business. In addi-tion, the insurance company which administers the Company's health and welfare benefits plan converted to a stock company from a mutual company. In the conversion, the Company received shares which it sold for a gain
($604,500). The proceeds will be used to fund future health claims.

    Earnings from continued operations declined 2.5 percent to $4.4 million in fiscal 1996 from $4.5 million in fiscal 1995. Highly competitive and price-sensitive customers forced the Company to absorb rapidly escalating raw material costs in several product categories. As a result, earnings from continued operations fell to 3.2 percent from 3.6 percent in fiscal 1995.


    Net interest expense increased to $594 thousand in fiscal 1996, as compared to $317 thousand in fiscal 1995. This 87.2 percent increase was the result of higher borrowing levels related to the acquisition of Plezall and forward purchases of raw materials, and higher interest rates which raised the cost of borrowing. Interest coverage, calculated as operating earnings divided by net interest expense, fell to 12.1 times for fiscal 1996 from 24.0 times for fiscal 1995. Reflective of this increase in interest expense, weighted average debt outstanding in fiscal 1996 was $9,855,000 as compared to $6,625,000 in fiscal 1995. The weighted average interest rate in fiscal 1996 was 6.96 percent as compared to 5.85 percent in fiscal 1995.

    Earnings from continuing operations before income taxes for fiscal 1996 declined to $6.6 million from $7.3 million in the preceding fiscal year. Consistent with the lower earnings, income taxes fell to $2.2 million from $2.8 million for fiscal 1995. The effective tax rate also declined to 32.9 percent for fiscal 1996 versus 38.0 percent for the prior fiscal year. This improvement resulted from lower state and local taxes and the increase in tax-exempt income earned by the Company. Earnings per share from continuing operations were $1.25 per share in fiscal 1996 as compared to $1.29 in fiscal 1995. The decline resulted solely from the decline in earnings, as the weighted average number of shares outstanding did not change materially.

    Earnings from discontinued operations net of income taxes were $410 thousand in fiscal 1996, down from $754 thousand in fiscal 1995. Despite a 9.8 percent increase in sales year over year, earnings declined 45.6 percent as a result of product mix shift and significantly higher costs for both steel and cotton, the primary components of goods sold for the discontinued operation.


                             RESULTS OF OPERATIONS:
                       FISCAL 1995 COMPARED TO FISCAL 1994

    Fiscal 1995 sales from continuing operations were $126.9 million, 9.5 percent above the $115.9 million level achieved in fiscal 1994. Growth in adult incontinent product sales provided the largest increase in sales for Hospital Specialty. Sales gains at CCP Industries and Baxter Tube resulted from strong general domestic economic growth and improved marketing efficiencies.

    Cost of goods sold decreased slightly to 65.8 percent of sales in fiscal 1995 versus 66.0 percent of sales in fiscal 1994. Product mix changes and procurement opportunities more than offset the initial stages of raw material cost increases which carried into fiscal 1996.

    The implementation of technology to improve efficiency resulted in the reduction of selling, general and administrative expenses as a percent of sales to 28.2 percent in fiscal 1995, from 29.4 percent in 1994. Improved productivity allows the expense level to be leveraged over greater volume.


    Net interest expense increased 22.5 percent, primarily as a result of higher interest rates and the year-over-year impact of borrowings to finance acquisitions made in fiscal 1994. Interest coverage for fiscal 1995 was 24.0 times.

    Earnings from continuing operations before income taxes for fiscal 1995 of $7.3 million provided a 94.3 percent increase over the $3.8 million recorded in fiscal 1994. As a result, income taxes for fiscal 1995 rose to $2.8 million from $1.4 million for the prior fiscal year. The tax rate was 38.0 percent for fiscal 1995 and fiscal 1994.

    Fiscal 1995 earnings from continuing operations totaled $4.5 million, compared to the $2.3 million, reported in fiscal 1994. Earnings per share from continuing operations were $1.29 per share in fiscal 1995 compared to 67 cents in fiscal 1994. The improvement was solely attributable to the increase in earnings, as the weighted average number of shares outstanding did not change materially. Included in continuing operations for the fourth quarter of fiscal 1994 is a $1.3 million (or 22 cents per share) charge taken by the Company in connection with the restructuring of its Housewares Division. The charge included costs of shutting down duplicate facilities in Dallas and Philadelphia, termination costs and moving expenses.

    Earnings from discontinued operations net of income taxes were $754 thousand in fiscal 1995 as compared to $468 thousand in fiscal 1994. The increase of 61 percent was the result of the combination of Ever-Ready Appliance Mfg. Co., aquired late in the fiscal 1994 second quarter.

    Consolidated net earnings in fiscal 1995 increased to $5.3 million, or $1.51 per share, from $2.8 million, or 80 cents per share in fiscal 1994.


                         LIQUIDITY AND CAPITAL RESOURCES

    The Company's financial position continues to be strong. Current assets are
3.2 times current liabilities at February 29, 1996 as compared to 2.9 times at February 28, 1995. Cash and cash equivalents nearly tripled by fiscal year end 1996 as a result of strong operating cash flow and the influx of cash from Hospital Specialty's sale of its douche and enema line of business. The reclassification of certain non-current assets to current as a result of the Housewares Division divestiture also added to an improved current ratio.

    Working capital at fiscal year end of $33.2 million increased 9.6 percent from the prior year's $30.3 million. The Company's debt-to-equity ratio of 14.2 percent at fiscal year end increased from 14.5 percent at prior year end.

    Cash provided from operations is the primary source of liquidity and amounted to $9.7 million in fiscal 1996, $3.9 million in fiscal 1995 and $7.2 million in fiscal 1994. These internally generated funds are used primarily for capital expenditures, dividends paid to shareholders and other miscellaneous investing and financing activities.

    The Company invested $3.2 million in property, plant and equipment to expand capacity and improve productivity. This amount compares to the $2.6 million invested in fiscal 1995 and $2.8 million in fiscal 1994. Fiscal 1997 investments are budgeted to be consistent with prior years.

    In March 1995, the Company acquired Plezall Wipers, Inc., a Miami, Florida distributor of woven textile wipers, for $2.9 million in a cash transaction accounted for as a purchase.

    In fiscal 1996 the Company increased its dividend payout to shareholders 7.7 percent to $885 thousand from $822 thousand. The Company's objective is to increase dividends periodically in a manner consistent with increases in free cash flow.

    The Company maintains a $30.0 million line of credit to finance working capital requirements if needed and to finance acquisitions. Cash received subsequent to fiscal year end 1996 from the sale of the Housewares Division was used to pay off outstanding debt.

    In fiscal 1995 the need to increase certain inventory stock at Design Trend to strengthen its ability to respond quickly to orders and the need to stock raw materials ahead of price increases at Hospital Specialty, caused the downward trend in cash provided by operations as compared to fiscal 1994. Further debt repayment and investments in property, plant and equipment in fiscal 1995 also added to the decreased cash levels from fiscal 1994.

                               ACCOUNTING CHANGES


    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," which provides a basis for measurement and recognition of all stock-based employee compensation plans. The disclosure requirements of this Statement are effective for fiscal years beginning after December 15, 1995. The Company expects that it will maintain its current accounting method for stock-based compensation and disclose the pro-forma effects on net income and earnings per share of the fair market value method as permitted by the Statement.

                                    INFLATION

    Fiscal 1996 saw rising raw material costs, particularly for fluff pulp, paper and steel which significantly outpaced general inflation. Competitive pricing and customer pricing pressures, especially in the retail sectors which the Company serves, put downward pressure on operating margins. The Company attempts to alleviate these pressures by increasing selling prices to help offset rising costs, increasing productivity and improving manufacturing techniques.

SELECTED FINANCIAL DATA

                                                                                                            THE TRANZONIC COMPANIES

For the Years Ended February 29/28                        1996             1995            1994            1993             1992
- -----------------------------------------------------------------------------------------------------------------------------------
Sales .........................................     $ 137,215,521      126,940,765     115,919,011     110,187,909      105,765,052
Operating earnings ............................         7,179,566        7,621,726       4,018,590       6,543,941        7,489,936
Earnings from continuing operations
  before income taxes .........................         6,585,310        7,304,342       3,759,432       6,514,297        7,705,153
Income taxes ..................................         2,169,000        2,773,000       1,428,000       2,413,000        3,012,000
Earnings from continuing operations ...........         4,416,310        4,531,342       2,331,432       4,101,297        4,693,153
Earnings from discontinued operations
  (net of income taxes) .......................           410,032          754,054         467,833         112,685         (116,872)
Loss on disposal of Housewares
  Division (net of income taxes) ..............        (7,250,000)            --              --              --               --
Net earnings (loss) ...........................        (2,423,658)       5,285,396       2,799,265       4,213,982        4,576,281
Net earnings (loss) per Common Share:
  From continuing operations ..................              1.25             1.29             .67            1.15             1.33
  From discontinued operations ................             (1.94)             .22             .13             .04             (.04)
Cash dividends:
  Per Class A Common Share ....................              .195              .18             .18            .165              .16
  Per Class B Common Share ....................              .355              .34             .34            .325              .32
Total assets ..................................        75,021,643       80,279,466      73,537,946      63,675,545       58,015,061
Long-term debt ................................         7,000,000        7,600,000       9,000,000       2,900,000          195,000
Shareholders' equity ..........................        49,154,116       52,236,347      47,479,072      46,328,637       42,743,659
Shareholders' equity per Common
  Share .......................................             14.03            15.03           13.75           13.21            12.32
Common Shares outstanding .....................         3,503,388        3,474,338       3,452,038       3,507,838        3,468,128

Fiscal year 1994 includes a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share) for costs associated with restructuring the Housewares Division.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       THE TRANZONIC COMPANIES

Years Ended February 29/28                                           1996             1995            1994
- --------------------------------------------------------------------------------------------------------------
Sales .......................................................   $ 137,215,521     126,940,765     115,919,011
Costs and expenses:
   Cost of goods sold .......................................      94,171,671      83,580,232      76,560,280
   Selling, general and administrative expenses (note N) ....      35,864,284      35,738,807      34,040,141
   Restructuring cost .......................................            --              --         1,300,000
- -----------------------------------------------------------------------------     -----------     ------------
                                                                  130,035,955     119,319,039     111,900,421
- -----------------------------------------------------------------------------     -----------     ------------
      Operating earnings ....................................       7,179,566       7,621,726       4,018,590
Interest income .............................................          91,386          70,236          54,369
Interest expense ............................................        (685,642)       (387,620)       (313,527)
- -----------------------------------------------------------------------------     -----------     ------------
      Earnings from continuing operations before income taxes       6,585,310       7,304,342       3,759,432
Income taxes (note I) .......................................       2,169,000       2,773,000       1,428,000
- -----------------------------------------------------------------------------     -----------     ------------
      Earnings from continuing operations ...................       4,416,310       4,531,342       2,331,432
- -----------------------------------------------------------------------------     -----------     ------------
Discontinued operations (note O):
   Earnings from discontinued operations, net of income taxes of $400,000 in 1996; $581,000 in 1995; and $372,000
     in 1994 ................................................         410,032         754,054         467,833
   Loss on disposal of discontinued operations, net of income
     tax benefit of $1,250,000 ..............................      (7,250,000)           --              --
- -----------------------------------------------------------------------------     -----------     ------------
      Earnings (loss) from discontinued operations ..........      (6,839,968)        754,054         467,833
- -----------------------------------------------------------------------------     -----------     ------------
      Net earnings (loss) ...................................   $  (2,423,658)      5,285,396       2,799,265
- ----------------------------------------------------------------=============     ===========     ============
Net earnings (loss) per Common Share:
   From continuing operations ...............................   $        1.25            1.29             .67
   From discontinued operations .............................   $       (1.94)            .22             .13
      Net earnings (loss) per Common Share ..................   $        (.69)           1.51             .80
- ----------------------------------------------------------------=============     ===========     ============


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                                THE TRANZONIC COMPANIES

February 29/28                                                                     1996          1995
- --------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash (including cash equivalents of $4,673,200 in 1996
      and $349,600 in 1995) ................................................   $ 6,610,933    2,387,540
   Receivables, less allowance for doubtful receivables of
      $290,500 in 1996 and $408,500 in 1995 ................................    13,752,460   16,995,651
   Inventories (note C) ....................................................    15,338,665   23,173,604
   Deferred income taxes (note I) ..........................................     1,804,106    1,285,533
   Prepaid expenses and other current assets ...............................     1,219,235    2,046,517
   Net assets of discontinued operations (note O) ..........................     9,274,244         --
- ------------------------------------------------------------------------------------------   -----------
            Total current assets ...........................................    47,999,643   45,888,845
Property, plant and equipment, net (note D) ................................    19,376,208   23,102,181
Other noncurrent assets ....................................................     2,477,913    2,416,958
Intangible assets (note E) .................................................     5,167,879    8,871,482
- ------------------------------------------------------------------------------------------   -----------
                                                                               $75,021,643   80,279,466
- -------------------------------------------------------------------------------===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable ..................................................   $ 8,337,445    9,657,007
   Accrued compensation ....................................................     2,943,971    2,981,782
   Other payables and accrued expenses .....................................     3,489,484    2,922,604
- ------------------------------------------------------------------------------------------   -----------
            Total current liabilities ......................................    14,770,900   15,561,393

Long-term debt, noncurrent portion (note F) ................................     7,000,000    7,600,000

Deferred gain ..............................................................     1,912,230    2,071,830
Deferred income taxes (note I) .............................................       935,573    1,878,728
Other noncurrent liabilities ...............................................     1,248,824      931,168

Shareholders' equity (notes F, G and L):
   Serial preferred shares without par value.
      Authorized 200,000; no shares issued .................................           --           --
   Class A Common Shares, no par value; shares at stated value.
      Authorized 4,000,000; issued 2,658,149 in 1996 and
         2,660,404 in 1995 .................................................       664,537      665,101
   Class B Common Shares, no par value; shares at stated value.
      Authorized 8,000,000; issued 1,337,390 in 1996 and
         1,316,385 in 1995 .................................................       334,348      329,096
   Additional paid-in capital ..............................................     5,780,774    5,643,705
   Retained earnings .......................................................    46,471,200   49,780,163
- ------------------------------------------------------------------------------------------   -----------
                                                                                53,250,859   56,418,065
   Less cost of shares held in treasury--
      Class A Common Shares - 472,846 in 1996 and 483,146 in 1995 ..........     3,899,037    3,984,012
      Class B Common Shares - 19,305 in 1996 and 1995 ......................       197,706      197,706
- ------------------------------------------------------------------------------------------   -----------
            Total shareholders' equity .....................................    49,154,116   52,236,347
- ------------------------------------------------------------------------------------------   -----------
Commitments (note K) .......................................................          --           --
- ------------------------------------------------------------------------------------------   -----------
                                                                               $75,021,643   80,279,466
- -------------------------------------------------------------------------------===========   ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     THE TRANZONIC COMPANIES

Years Ended February 29/28                                                             1996          1995           1994
- ----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) .........................................................   $ (2,423,658)    5,285,396      2,799,265
  Adjustments to reconcile net earnings (loss) to net cash provided by continuing operations:
     (Earnings) loss from discontinued operations .............................      6,839,968      (754,054)      (467,833)
     Depreciation and amortization ............................................      3,517,521     3,616,163      3,438,898
     Gain on sale of assets ...................................................       (910,637)         --             --
     Deferred income taxes ....................................................       (246,000)      170,000        311,000
     Other, net ...............................................................         38,122      (132,103)       140,831
     Change in assets and liabilities, net of effects of acquisitions:
      Receivables, net ........................................................       (136,600)   (1,174,977)       (37,400)
      Inventories .............................................................      2,904,762    (5,292,712)      (801,189)
      Prepaid expenses and other current assets ...............................        546,861       430,586     (1,138,407)
      Trade accounts payable ..................................................       (668,092)    2,083,258        907,464
      Accrued compensation ....................................................        158,733       637,717         26,799
      Other payables and accrued expenses .....................................        541,811       284,393        471,451
- ----------------------------------------------------------------------------------------------    ----------     -----------
            Net cash provided by continuing operations ........................     10,162,791     5,153,667      5,650,879
            Net cash provided by (used in) discontinued operations ............       (455,770)   (1,291,739)     1,505,909
- ----------------------------------------------------------------------------------------------    ----------     -----------
            Net cash provided by operating activities .........................      9,707,021     3,861,928      7,156,788
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit ..............................................      6,400,000     3,400,000     13,100,000
  Repayments of long-term debt ................................................     (7,000,000)   (4,900,000)    (6,995,000)
  Cash dividends ..............................................................       (885,305)     (821,833)      (826,501)
- ----------------------------------------------------------------------------------------------    ----------     -----------
            Net cash provided by (used in) financing activities ...............     (1,485,305)   (2,321,833)     5,278,499
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions, net of cash acquired .............................     (2,909,735)         --       (6,939,193)
  Purchase of treasury shares .................................................           --            --         (922,953)
  Proceeds on exercise of share options .......................................        217,626       276,775         93,688
  Non-compete payments ........................................................           --        (180,000)      (230,000)
  Proceeds from sale of property, plant and equipment .........................      1,992,513       248,981         34,074
  Purchases of property, plant and equipment ..................................     (3,163,078)   (2,586,894)    (2,811,717)
  Other, net ..................................................................       (135,649)     (214,608)      (165,388)
- ----------------------------------------------------------------------------------------------    ----------     -----------
  Net cash used in investing activities .......................................     (3,998,323)   (2,455,746)   (10,941,489)
- ----------------------------------------------------------------------------------------------    ----------     -----------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) during the year .........................................      4,223,393      (915,651)     1,493,798
  Beginning balance ...........................................................      2,387,540     3,303,191      1,809,393
- ----------------------------------------------------------------------------------------------    ----------     -----------
  Ending balance ..............................................................   $  6,610,933     2,387,540      3,303,191
- ----------------------------------------------------------------------------------============    ==========     ===========
Supplemental schedule of non-cash investing and financing activities:
  On March 1, 1995, the Company purchased substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc.; in conjunction with the acquisition, liabilities were assumed as follows:
        Fair value of assets acquired .........................................   $  3,091,802          --             --
        Cash paid .............................................................      2,909,735          --             --
- ----------------------------------------------------------------------------------------------    ----------     -----------
        Liabilities assumed ...................................................   $    182,067          --             --
- ----------------------------------------------------------------------------------============    ==========     ===========
  The Company purchased all of the outstanding shares of Ever-Ready
   Appliance Mfg. Co. for $7,730,651; in conjunction with the acquisition, liabilities were assumed as follows:
        Fair value of assets acquired .........................................   $       --            --        8,370,094
        Cash paid for shares ..................................................           --            --        7,730,651
- ----------------------------------------------------------------------------------------------    ----------     -----------
        Liabilities assumed ...................................................   $       --            --          639,443
- ----------------------------------------------------------------------------------============    ==========     ===========
Supplemental disclosures of cash flow information:
  Income taxes paid ...........................................................   $  2,351,618     1,599,723      2,003,522
  Interest paid ...............................................................   $    689,440       393,797        305,929
- ----------------------------------------------------------------------------------============    ==========     ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          THE TRANZONIC COMPANIES

                                          Class A      Class B  Additional                     Treasury Shares
                                          Common       Common    paid-in      Retained    -----------------------
Years Ended February 29/28                Shares       Shares    capital      earnings       Class A     Class B
- -----------------------------------------------------------------------------------------------------------------
Balance at February 28, 1993 ........   $ 669,306    321,316   5,419,067    43,343,836    (3,064,207)   (360,681)
Net earnings ........................        --         --          --       2,799,265          --          --
Cash dividends, $.18 per Class A
  Common Share ......................        --         --          --        (400,697)         --          --
Cash dividends, $.34 per Class B
  Common Share ......................        --         --          --        (425,804)         --          --
Exercise of 400 Class A
  Common and 7,900 Class B
  Common Share options ..............        --        1,975      88,565          --           3,148        --
Acquisition of 64,100 Class A Common
  Shares for treasury ...............        --         --          --            --        (922,953)       --
Tax benefit associated with incentive
  share options .....................        --         --         6,936          --            --          --
Conversion of 6,369 Class A
  Common Shares to 6,369
  Class B Common Shares .............      (1,592)     1,592        --            --            --          --
- -------------------------------------------------    -------   ---------    ----------     ---------     -------
Balance at February 28, 1994 ........     667,714    324,883   5,514,568    45,316,600    (3,984,012)   (360,681)
Net earnings ........................        --         --          --       5,285,396          --          --
Cash dividends, $.18 per Class A
  Common Share ......................        --         --          --        (391,608)         --          --
Cash dividends, $.34 per Class B
  Common Share ......................        --         --          --        (430,225)         --          --
Exercise of 22,300 Class B
  Common Share options ..............        --        1,600     112,200          --            --       162,975
Tax benefit associated with incentive
  share options .....................        --         --        16,937          --            --          --
Conversion of 10,451 Class A
  Common Shares to 10,451
  Class B Common Shares .............      (2,613)     2,613        --            --            --          --
- -------------------------------------------------    -------   ---------    ----------     ---------     -------
Balance at February 28, 1995 ........     665,101    329,096   5,643,705    49,780,163    (3,984,012)   (197,706)
Net (loss) ..........................        --         --          --      (2,423,658)         --          --
Cash dividends, $.195 per Class A
  Common Share ......................        --         --          --        (425,775)         --          --
Cash dividends, $.355 per Class B
  Common Share ......................        --         --          --        (459,530)         --          --
Exercise of 10,300 Class A
  Common and 18,750 Class B
  Common Share options ..............        --        4,688     127,963          --          84,975        --
Tax benefit associated with incentive
  share options .....................        --         --         9,106          --            --          --
Conversion of 2,255 Class A
  Common Shares to 2,255
  Class B Common Shares .............        (564)       564        --            --            --          --
- -------------------------------------------------    -------   ---------    ----------     ---------     -------
Balance at February 29, 1996 ........   $ 664,537    334,348   5,780,774    46,471,200    (3,899,037)   (197,706)
- ----------------------------------------=========    =======   =========    ==========     =========     =======


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                         THE TRANZONIC COMPANIES

Years Ended February 29, 1996, and February 28, 1995 and 1994
- --------------------------------------------------------------------------------
A NATURE OF OPERATIONS AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

   The Tranzonic Companies manufactures and distributes nationally a wide variety of products to the industrial, institutional and consumer sectors through its three remaining operating divisions. The principal market for the Company's products is the continental United States. Tranzonic's Personal Care Division, Hospital Specialty, provides personal care and other washroom related products. Its Industrial Textiles Division, CCP Industries, distributes industrial wiping cloths, washroom supplies, specialty chemicals, and safety and work apparel. Baxter Tube, its Industrial Packaging Division, manufactures paper tubes, cores and sleeves used in a wide variety of industrial applications.

(1) Principles of Consolidation
   All of the Company's subsidiaries are wholly-owned and their accounts are included in the accompanying consolidated financial statements. All material inter-company balances and transactions have been eliminated.

(2) Inventories
   Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

(3) Property, Plant and Equipment
   Property, plant and equipment is stated at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets.

(4) Intangibles
   Goodwill, the excess of cost over net assets of acquired companies, is being amortized over periods not exceeding 40 years. At each quarterly balance sheet date, management assesses whether there has been an impairment in the carrying value, primarily by reviewing current and projected sales, operating income and annual cash flows.

(5) Income Taxes
   Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   The Company files a consolidated Federal income tax return with its subsidiaries.

(6) Share Options
   Upon the exercise of Class A or Class B Common Share options granted under the Company's incentive share option plans, the Company, at its discretion, can either distribute newly issued shares or shares from treasury. Additional paid-in capital is adjusted to reflect the balance of the option price.

(7) Net Earnings Per Common and Common Equivalent Share
   Net earnings per common and common equivalent share have been calculated based on the weighted average Class A and Class B Common Shares outstanding during the period plus the incremental shares (calculated using the treasury share method) for those outstanding share options which are considered common share equivalents. Weighted average common and common equivalent shares used in the calculation were 3,525,457, 3,508,467, and 3,515,658 in 1996, 1995 and 1994,
respectively.

(8) Cash Equivalents
   The Company considers all highly liquid short-term investments, with maturities when purchased of three months or less, to be cash equivalents.

(9) Revenue Recognition
   The Company recognizes revenue as goods are shipped to customers.

(10) Deferred Gain
   The deferred gain recorded on the books of the Company which resulted from a sale and leaseback of certain real property is being amortized in proportion to rental payments over 20 years, the life of the lease.

(11) New Accounting Pronouncements
   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," which provides a basis for measurement and recognition of all stock-based employee compensation plans. The disclosure requirements of this Statement are effective for fiscal years beginning after December 15, 1995. The Company expects that it will maintain its current accounting method for stock-based compensation and disclose the pro-forma effects on net income and earnings per share of the fair market value method as permitted by the Statement.

(12) Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(13) Reclassification
   Certain prior year amounts have been reclassified to conform to the current year presentation.


B    ACQUISITIONS / RESTRUCTURING
- --------------------------------------------------------------------------------
   On March 1, 1995, the Company acquired substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc., a Miami, Florida, distributor of woven textile wipers for $2.9 million in a cash transaction. The acquisition was accounted for under the purchase method of accounting. Results of operations have been reflected in the Company's consolidated financial statements from the date of acquisition.


   In fiscal 1994, the Company announced plans to consolidate the operating units making up its Housewares Division. As a result, the Company recorded a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share). The charge includes costs of shutting down duplicate facilities in Dallas and Philadelphia, termination costs and moving expenses. The project was sucessfully completed in the first quarter of fiscal 1995 with no material difference in amounts incurred and paid to those estimated in fiscal 1994.


   Results of operations of Ever-Ready Appliance Mfg. Co., acquired on August 13, 1993, classified as discontinued operations as a result of the divestiture of the Housewares Division, have been reflected in the Company's consolidated financial statements from the date of acquisition.



C    INVENTORIES
- --------------------------------------------------------------------------------
   The components of inventories are summarized below:

                                      1996          1995
- -----------------------------------------------------------
Raw materials ................   $   7,182,278   13,318,921
Finished goods ...............       8,156,387    9,854,683
- ----------------------------------------------   ----------
                                 $  15,338,665   23,173,604
- ---------------------------------=============   ==========


D    PROPERTY, PLANT AND EQUIPMENT
- --------------------------------------------------------------------------------

   The components of property, plant and equipment, net, are summarized below:

                                       1996         1995
- -----------------------------------------------------------
Land, buildings and
improvement...................   $  14,084,556   14,490,801
Machinery and equipment ......      27,925,060   30,198,293
- ----------------------------------------------   ----------
                                    42,009,616   44,689,094
Accumulated depreciation
and amortization .............      22,633,408   21,586,913
- ----------------------------------------------   ----------
                                 $  19,376,208   23,102,181
- ---------------------------------=============   ==========


E    INTANGIBLE ASSETS
- --------------------------------------------------------------------------------

   Intangible assets consist primarily of goodwill. Amortizable goodwill included therein of $4,396,697 and $8,098,026 in 1996 and 1995, respectively, is shown net of accumulated amortization of $1,399,388 and $2,118,953 in those years. In fiscal 1996, goodwill increased $2,120,202 resulting from the acquisition of Plezall Wipers (note B) and decreased $5,476,905 as a result of the Housewares Division divestiture (note O).


F    LONG-TERM DEBT
- --------------------------------------------------------------------------------
   A description of the long-term debt follows:

                                      1996          1995
- -----------------------------------------------------------
Revolving credit .............    $  7,000,000    7,600,000
- ----------------------------------============    =========


   The Company has a $30,000,000 revolving credit facility maturing June 30, 1997. Funds borrowed may be used for working capital and/or acquisition purposes. In lieu of a compensating balance requirement, the agreement requires an annual fee of 3/10 of 1% on the unused portion. At the Company's option, borrowings under the agreement bear interest at either the bank's prime rate or at 1/2 of 1% above an adjusted LIBOR rate, subject to certain conditions in the rate structure.

   At February 29, 1996, interest rates applicable to total borrowings outstanding range from 5.8125% to 5.875%.


   The debt agreements contain restrictions on the Company with respect to investments, maintenance of working capital, net worth, use of cash for payments of dividends, and purchase of treasury shares. Capital distributions during any fiscal year are limited to 50% of average consolidated net earnings over a three-year period. The Company was in compliance with all debt agreement restrictions or has obtained waivers.


G    SHARE OPTIONS
- --------------------------------------------------------------------------------

   The Company has three performance share option plans in effect for key employees. Under these plans 180,000 Class A Common Shares and 400,000 Class B Common Shares were reserved for issuance at a per share option price of not less than 100% of the market price on the dates these options were awarded. Additionally, 60,000 Class A Common Shares were reserved for issuance at a per share option price from 10% to 95% of the market price on the dates these options were awarded, and 95,000 Class B Common Shares were granted as part of certain employment contracts at 100% of market price at the date of grant. At February 29, 1996, there were 136,250 Class B Common Shares available for grant under these plans.

   Details pertaining to the Company's plans are as follows:

                           1996      1995      1994
- ----------------------------------------------------
Options granted:
  Class B-Common .....    38,250    35,950    48,400

Average option price:
  Class B-Common .....   $ 14.75     12.04     14.08

Options exercised:
  Class A-Common .....    10,300      --         400
  Class B-Common .....    18,750    22,300     7,900

Average option price:
  Class A-Common .....   $  3.95      --       10.17
  Class B-Common .....   $  9.44     12.41     11.34

Options which became
  exercisable:
   Class B-Common ....    38,700    42,900    46,300

Average option price:
  Class B-Common .....   $ 15.22     12.63     12.26

Options unexercised at
  year-end:
   Class A-Common ....    16,500    27,800    27,800
   Class B-Common ....   243,835   281,485   279,400

                              1996        1995       1994
- ----------------------------------------------------------
Option price range per
  share:
   Class A-Common..........   $ 5.08        .50         .50
   ........................      to         to          to
   ........................   $10.17      10.17       10.17
   Class B-Common..........   $ 5.08        .50         .50
   ........................      to         to          to
   ........................  $ 16.78      16.78       16.78

Options cancelled:
  Class A-Common...........    1,000       --          --
  Class B-Common...........   57,150     11,565      14,400

Options exercisable:
   Class A-Common..........   16,500     27,800      27,800
   Class B-Common..........  121,850    107,400      90,700



H    RETIREMENT PLANS
- --------------------------------------------------------------------------------

   Late in fiscal 1996, the Company received a favorable determination by the IRS and the PBGC to terminate and make final distributions of pension benefits from its General Employee's Retirement Plan of the Personal Care Division. As of fiscal year end most of the pension benefits were distributed.

   The Salary Savings and Profit-sharing Plan of The Tranzonic Companies is a defined contribution plan covering certain qualifying employees. The Company's contributions to The Salary Savings and Profit-sharing Plan were $385,311 in 1996, $363,690 in 1995 and $219,850 in 1994 for continuing operations.



I    INCOME TAXES
- --------------------------------------------------------------------------------

   The provision for income taxes from continuing operations consists of the following:

                         1996         1995        1994
- --------------------------------------------------------
Current:
  Federal .......   $ 2,127,000    2,332,000     704,000
  State and local       288,000      271,000     413,000
- -------------------------------    ---------   ---------
                      2,415,000    2,603,000   1,117,000
Deferred:
  Federal .......      (213,000)      92,000     311,000
  State and local       (33,000)      78,000        --
- -------------------------------    ---------   ---------
                       (246,000)     170,000     311,000
- -------------------------------    ---------   ---------
                    $ 2,169,000    2,773,000   1,428,000
- --------------------===========    =========   =========

   The Company's effective tax rate from continuing operations differs from the statutory federal income tax rate as follows:

                             1996     1995     1994
- ----------------------------------------------------
Computed income taxes at
  statutory rate .......     35.0%    35.0%    35.0%
State and local income
  taxes, net of federal
  income tax benefit ...      2.6      3.1      7.7
Tax-exempt income ......     (3.5)     (.3)     (.9)
General business
  tax credit ...........     (1.1)    (1.0)    (1.9)
Lower rate benefit .....     (1.0)    (1.0)    (1.0)
Other ..................      0.9      2.2      (.9)
- ---------------------------------     ----     ----
                             32.9%    38.0%    38.0%
- -----------------------------====     ====     ====


   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       1996         1995
- -------------------------------------------------------------------------
Deferred tax assets:
  Bad debt reserve .............................   $  109,712     149,565
  Inventory valuation ..........................      299,848     557,984
  Vacation accrual .............................       32,152      55,095
  Bonus accrual ................................       65,658     170,032
  Deferred compensation ........................      480,165     293,461
  Deferred book gain ...........................      772,793     832,324
  Package design costs .........................      166,551     196,124
  Deferred tax losses ..........................    2,491,925        --
  Other ........................................      316,678     287,620
- -------------------------------------------------------------   ---------
  Total gross deferred tax assets ..............    4,735,482   2,542,205
  Less valuation allowance .....................    1,506,995        --
- -------------------------------------------------------------   ---------
  Net deferred tax assets ......................    3,228,487   2,542,205
Deferred tax liabilities:
  Depreciation .................................    1,994,855   2,334,910
  Incentive compensation .......................         --       264,986
  Other ........................................      365,099     535,504
- -------------------------------------------------------------   ---------
  Total deferred tax liabilities ...............    2,359,954   3,135,400
- -------------------------------------------------------------   ---------
Net deferred tax (assets) liabilities ..........    $(868,533)    593,195
- ----------------------------------------------------=========   =========


   The valuation allowance for deferred tax assets as of February 29, 1996 is $1,506,995. This newly established allowance represents the Federal tax effect of a net capital loss carryforward created through the divestiture of the Housewares Division. The capital loss carryforward is available to offset future net capital gains, if any, through fiscal year 2002.


J    SEGMENT DATA
- --------------------------------------------------------------------------------

   The industry segment in which the Company operates is primarily the conversion of paper and allied products.

   The majority of the Company's products originate from large rolls of paper or allied products purchased directly from mills where such materials are manufactured. As such, each of the Company's divisions displays similar purchasing function characteristics. Also, the end-use of most of the Company's products is similar, as the majority of sales are of disposable products used for personal hygiene and cleaning.

   The Company's foreign operations and export sales are immaterial.


K    LEASE COMMITMENTS
- --------------------------------------------------------------------------------

   The Company conducts operations at certain facilities under various non-cancellable operating leases. Rent expense charged to continuing operations was $1,515,572, $1,328,365 and $1,180,269 in fiscal years 1996, 1995 and 1994, respectively.

   Rental commitments at February 29, 1996 for noncancellable operating leases with initial terms greater than one year are as follows:

     1997 .................................... $  1,180,814
     1998 ....................................    1,036,511
     1999 ....................................      914,631
     2000 ....................................      919,875
     2001 ....................................      919,875
     after 2001 ..............................    6,973,236
- -----------------------------------------------------------
                                               $ 11,944,942
- -----------------------------------------------============

L    CLASS B COMMON SHARES
- --------------------------------------------------------------------------------

   Class B Common Shares, each of which have one-tenth the voting power of a Class A Common Share, must be paid a per share dividend at least equal to that paid on the Class A Common Shares. Class A Common Shares may be converted into Class B Common Shares on a one-for-one basis at the holder's option.

M    QUARTERLY FINANCIAL DATA (UNAUDITED)
- --------------------------------------------------------------------------------

                                                          1st Quarter   2nd Quarter  3rd Quarter   4th Quarter
- ---------------------------------------------------------------------   -----------  -----------   -----------

1996
Sales .................................................   $34,427,872   35,406,029   34,558,178    32,823,442
Cost of goods sold ....................................    23,132,588   24,251,306   23,781,598    23,006,179
Earnings from continuing operations before income taxes     1,566,002    1,419,458    1,267,185     2,332,665
Income taxes ..........................................       521,571      463,855      453,074       730,500
Earnings from continuing operations ...................     1,044,431      955,603      814,111     1,602,165
Discontinued operations:
  Earnings from discontinued operations,
  net of income taxes .................................        (3,658)     225,492       99,751        88,447
  Loss on disposal of Housewares Division,
  net of income tax benefit ...........................          --           --           --      (7,250,000)
Earnings (loss) from discontinued operations ..........        (3,658)     225,492       99,751    (7,161,553)
Net earnings (loss) ...................................     1,040,773    1,181,095      913,862    (5,559,388)
Per share amounts:
  From continuing operations ..........................           .30          .27          .23           .45
  From discontinued operations ........................          --            .06          .03         (2.04)
  Net earnings (loss) .................................           .30          .33          .26         (1.58)
  Cash dividends paid:
   Class A Common .....................................          .045          .05          .05           .05
   Class B Common .....................................          .085          .09          .09           .09

1995
Sales .................................................   $31,155,636   32,413,654   32,391,524    30,979,951
Cost of goods sold ....................................    20,453,914   21,434,943   21,402,800    20,288,575
Earnings from continuing operations before income taxes     1,838,772    1,941,812    1,808,446     1,797,186
Income taxes ..........................................       663,907      758,783      651,810       698,500
Earnings from continuing operations ...................     1,092,991    1,183,029    1,156,636     1,098,686
Earnings from discontinued operations,
  net of income taxes .................................       167,672      306,810      134,093       145,479
Net earnings ..........................................     1,260,663    1,489,839    1,290,729     1,244,165
Per share amounts:
  From continuing operations ..........................           .31          .34          .32           .31
  From discontinued operations ........................           .05          .09          .04           .04
  Net earnings ........................................           .36          .43          .36           .35
  Cash dividends paid:
   Class A Common .....................................          .045         .045         .045          .045
   Class B Common .....................................          .085         .085         .085          .085


- -------------------------------------------------------------------------------------------------------------

N    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
- --------------------------------------------------------------------------------

   In the current fiscal year fourth quarter the Company realized a gain of $931,800 from the sale of its Personal Care Division's douche and enema product lines. In addition the Company realized a gain of $604,500 from the sale of stock received when the Company's health and welfare benefits plan administrator converted from a mutual to a stock company. Both of these transactions are included in selling, general and administrative expense.

O    DISCONTINUED OPERATIONS
- --------------------------------------------------------------------------------

   On February 29, 1996 the Company signed a definitive agreement to sell for cash substantially all operating net assets of its Housewares Division. Accordingly, their operations are segregated in the accompanying consolidated financial statements. The Company closed the sale on March 29, 1996. A reserve for loss on discontinued operations was established for expected transaction costs, estimated adjustment to purchase price based on final audited numbers, and estimated contingencies. Sales from discontinued operations were $24,110,273, $21,957,298 and $14,910,820 for the fiscal years ended February 29,
1996 and February 28, 1995 and 1994, respectively.

   The components of net assets of discontinued operations included in the accompanying consolidated balance sheet as of February 29, 1996 (fiscal year 1995 amounts are shown as they were historically classified) are as follows:

                                        1996        1995
- -----------------------------------------------------------
Current assets:
  Receivables, net ..............   $ 4,793,777   3,885,801
  Inventories ...................     5,815,190   5,421,083
  Prepaid expenses and other
   current assets ...............       458,789     291,694
- -----------------------------------------------   ---------
      Total current assets ......    11,067,756   9,598,578
Current liabilities:
  Trade accounts payable ........       671,490     803,102
  Accrued compensation ..........       235,909     210,043
  Other payables and accrued
   expenses .....................       146,955        --
- -----------------------------------------------   ---------
      Total current liabilities .     1,054,354   1,013,145
- -----------------------------------------------   ---------
         Total ..................    10,013,402   8,585,433
- -----------------------------------------------   ---------
Noncurrent assets:
  Property, plant and equipment .       314,276     710,597
  Other noncurrent assets .......       113,691     200,575
  Intangibles ...................        29,661      26,696
- -----------------------------------------------   ---------
      Total noncurrent assets ...       457,628     937,868
- -----------------------------------------------   ---------
         Net assets .............    10,471,030   9,523,301
  Reserve for loss on disposal of
   discontinued operations ......     1,196,786        --
- -----------------------------------------------   ---------
      Net assets of
        discontinued operations .   $ 9,274,244   9,523,301
- ------------------------------------===========   =========


The reserve for loss on disposal of discontinued operations consists of brokerage fees which were paid subsequent to year end and purchase price accurals involving contingent inventory and accounts receivable adjustments.

                                                   INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Tranzonic Companies:

We have audited the accompanying consolidated balance sheets of The Tranzonic Companies and subsidiaries as of February 29, 1996 and February 28, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended February 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tranzonic Companies and subsidiaries as of February 29, 1996 and February 28, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended February 29, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Cleveland, Ohio
March 29, 1996

SHAREHOLDER INFORMATION

SHARE PRICE RANGE


     THE TRANZONIC COMPANIES

Traded on the American Stock Exchange
Years Ended February 29/28

                               Class A Common                  Class B Common
                               Symbol -- TNZA                  Symbol -- TNZB
                        ---------------------------    ---------------------------
                            1996           1995           1996            1995
- ----------------------------------------------------------------------------------
1st Quarter             161/8 133/4    121/2  107/8    151/8 131/2    123/8  103/4
2nd Quarter             153/8 131/2    143/8  111/4    153/8 131/2    135/8  101/2
3rd Quarter             153/8 131/2    221/2  131/4    143/4 13       203/8  121/8
4th Quarter             143/4 111/4    191/4  143/4    141/2 115/8    173/4  143/8

As of May 6, 1996, there were 367 Class A Common and 363 Class B Common shareholders of record.

DIVIDEND PAYMENTS

     THE TRANZONIC COMPANIES



Years Ended February 29/28


                                 Class A Common                     Class B Common
                                 --------------                     --------------
                               1996          1995                 1996           1995
- ----------------------------------------------------------------------------------------
1st Quarter                  4.5(cent)     4.5(cent)            8.5(cent)      8.5(cent)
2nd Quarter                  5.0(cent)     4.5(cent)            9.0(cent)      8.5(cent)
3rd Quarter                  5.0(cent)     4.5(cent)            9.0(cent)      8.5(cent)
4th Quarter                  5.0(cent)     4.5(cent)            9.0(cent)      8.5(cent)
- -------------------------------------     ---------            ---------      ---------
                            19.5(cent)    18.0(cent)           35.5(cent)     34.0(cent)
- ----------------------------=========     =========            =========      =========

TRANSFER AGENT AND REGISTRAR
KeyCorp Shareholder Services, Inc.
Cleveland, Ohio 44115

GENERAL COUNSEL
Berick Pearlman & Mills Co., L.P.A.
Cleveland, Ohio 44114

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
Cleveland, Ohio 44114



FORM 10-K
Shareholders who desire a copy of the fiscal 1996 annual report on Form 10-K may obtain it without charge by writing to Alayne L. Reitman, Vice President-Finance and Treasurer

THE TRANZONIC COMPANIES
30195 Chagrin Blvd.
Pepper Pike, Ohio 44124
216/831-5757

BOARD OF DIRECTORS

*JAMES H. BERICK
   Chairman, Berick, Pearlman & Mills Co., L.P.A. (Attorneys)
*JOSEPH A. CAMPANELLA
   Executive Vice President, Star Banc Corporation
+DAVID J. GOLDEN
   Senior Vice President
*STEVEN W. PERCY
   President, BP Oil Co. and
   Executive Vice President, BP America Inc.
+MORTON L. REITMAN
   Executive Vice President and President-Personal Care Division
+ROBERT S. REITMAN
   Chairman, President and Chief Executive Officer
SYLVIA K. REITMAN
   Investor
*THOMAS S. ROBERTSON
   Sainsbury Professor of Marketing Chair, London Business School

JAMES C. SPIRA
   Managing Partner, Diamond Technology Partners

*Members of Audit and Compensation Committees
+Members of Executive Committee



OFFICERS

ROBERT S. REITMAN
   Chairman, President and Chief Executive Officer
MORTON L. REITMAN
   Executive Vice President and President-Personal Care Division
DAVID J. GOLDEN
   Senior Vice President
RICHARD J. SIMS
   Senior Vice President and President-Industrial Textiles Division
DENNIS H. KELLY
   Vice President and President-Industrial Packaging Division
ALAYNE L. REITMAN
   Vice President-Finance and Treasurer
ROBERT D. WEITZNER
   Vice President-Information Technology
RICHARD J. PENNZA
   Chief Accounting Officer
JAMES H. BERICK
   Secretary
WILLIAM E. HEMANN
   Executive Vice President-Personal Care Division
ERNEST L. CLARKE
   Vice President Medical Division-Personal Care Division
PAUL D. MARION, JR.
   Vice President National Accounts-Personal Care Division
KATHLEEN A. METZGER
   Vice President Administration-Personal Care Division
BETH SMYLIE RICHMAN
   Vice President Retail Division-Personal Care Division
NORMAN D. SULL
   Vice President Purchasing-Industrial Textiles Division
DAVID J. WILLIAMS
   Vice President Sales-Industrial Textiles Division
CHRISTOPHER T. CIRA
   Assistant Vice President Finance-Industrial Textiles Division
HELEN MALHOTRA
   Assistant Vice President Information Systems-Industrial Textiles Division DANIEL R. MOON
   Assistant Vice President Marketing-Industrial Textiles Division



                             [INSIDE BACK COVER]

                             THE TRANZONIC COMPANIES
                               30195 Chagrin Blvd.
                             Pepper Pike, Ohio 44124



                             [OUTSIDE BACK COVER]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q


(Mark One)

  /X/ Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
         For the quarterly period ended May 31, 1996 or
                                        ------------

  / / Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         For the transition period from _____________ to ____________

Commission file number  2-29697
                        -------


                             THE TRANZONIC COMPANIES
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Ohio                                        34-0664235
- -------------------------------            ------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

 30195 Chagrin Blvd., Pepper Pike, Ohio                         44124
- ----------------------------------------                     ----------
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code       216/831-5757
                                                         ------------

Indicate by check mark whether the registrant (1) has filed all annual, quarterly, and other reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing requirements for at least the past 90 days.

Yes    X               No
     -----                -----

Number of Class A Common Shares Outstanding at July 3, 1996      2,177,503
                                                                 ---------

Number of Class B Common Shares Outstanding at July 3, 1996      1,312,685
                                                                 ---------

                          PART I: FINANCIAL INFORMATION
                          -----------------------------
                          Item 1. Financial Statements
                          ----------------------------

                             THE TRANZONIC COMPANIES

                      Condensed Consolidated Balance Sheets

                       May 31, 1996 and February 29, 1996



                                                           May 31,    February 29,
                      Assets                                1996         1996
                      ------                             -----------   ----------
                                                         (unaudited)
Current assets
   Cash (including cash equivalents of $7,693,000 at
     May 31, 1996 and $4,673,200 at February 29, 1996)   $ 9,764,715    6,610,933
   Short-term investments                                  1,989,067           --
   Receivables, net                                       13,351,172   13,752,460
   Inventories
     Raw materials                                         6,563,300    7,182,278
     Finished goods                                        7,453,396    8,156,387
   Deferred income taxes                                   1,204,852    1,804,106
   Prepaid expenses and other current assets               1,674,865    1,219,235
   Net assets of discontinued operations                          --    9,274,244
                                                         -----------   ----------
                Total current assets                      42,001,367   47,999,643

Property, plant and equipment, net                        18,827,712   19,376,208
Other noncurrent assets                                    2,622,223    2,477,913
Intangible assets                                          5,136,527    5,167,879
                                                         -----------   ----------
                                                         $68,587,829   75,021,643
                                                         ===========   ==========


                                                                     (Continued)

                                      (1)

                             THE TRANZONIC COMPANIES

                      Condensed Consolidated Balance Sheets

                       May 31, 1996 and February 29, 1996



                                                                                     May 31,     February 29,
                  Liabilities and Shareholders' Equity                                1996           1996
                  ------------------------------------                             -----------   ----------
                                                                                   (unaudited)
Current liabilities
   Trade accounts payable                                                          $ 8,002,940    8,337,445
   Accrued compensation                                                              2,053,422    2,943,971
   Other payables and accrued expenses                                               4,484,008    3,489,484
                                                                                   -----------   ----------
                Total current liabilities                                           14,540,370   14,770,900

Long-term debt                                                                              --    7,000,000
Deferred gain                                                                        1,872,330    1,912,230
Deferred income taxes                                                                  502,725      935,573
Other noncurrent liabilities                                                         1,360,198    1,248,824

Shareholders' equity
   Serial preferred shares without par value; authorized 200,000,
     no shares issued                                                                       --           --
   Class A common shares, no par value; shares at stated value, authorized 4,000,000, issued 2,657,949 at May 31, 1996
     and 2,658,149 at February 29, 1996                                                664,487      664,537
   Class B common shares, no par value; shares at stated value, authorized 8,000,000, issued 1,337,590 at May 31, 1996
     and 1,337,390 at February 29, 1996                                                334,398      334,348
   Additional paid-in capital                                                        5,780,774    5,780,774
   Retained earnings                                                                47,780,141   46,471,200
                                                                                   -----------   ----------
                                                                                    54,559,800   53,250,859
   Less cost of common shares held in treasury 479,146 Class A common and 26,205 Class B common shares at May 31, 1996
     and 472,846 Class A common and 19,305 Class B common
     shares at February 29, 1996                                                     4,247,594    4,096,743
                                                                                   -----------   ----------
                Total shareholders' equity                                          50,312,206   49,154,116
                                                                                   -----------   ----------
                                                                                   $68,587,829   75,021,643
                                                                                   ===========   ==========


See accompanying notes to condensed consolidated financial statements.

                                      (2)

                             THE TRANZONIC COMPANIES

                  Condensed Consolidated Statements of Earnings

                 Three-month periods ended May 31, 1996 and 1995

                                   (Unaudited)


                                                                 1996           1995
                                                             ------------    -----------
Sales                                                        $ 34,715,109     34,427,872

Cost and expenses
   Cost of goods sold                                          23,400,738     23,132,588
   Selling, general, and administrative expenses                8,987,220      9,564,866
                                                             ------------    -----------
                                                               32,387,958     32,697,454
                                                             ------------    -----------
              Operating earnings                                2,327,151      1,730,418

Interest income                                                    77,406         20,573
Interest expense                                                  (27,979)      (184,989)
                                                             ------------    -----------
              Earnings from continuing operations before
                income taxes                                    2,376,578      1,566,002

Income taxes                                                      842,000        521,571
                                                             ------------    -----------
              Earnings from continuing operations               1,534,578      1,044,431

Loss from discontinued operations, net of income taxes                 --         (3,658)
                                                             ------------    -----------
              Net earnings                                   $  1,534,578      1,040,773
                                                             ============    ===========

Net earnings per common share
   From continuing operations                                $        .44            .30
   From discontinued operations                                        --             --
                                                             ------------    -----------
                                                             $        .44            .30
                                                             ============    ===========
Dividends per Class A common share                           $       .050           .045
                                                             ============    ===========
Dividends per Class B common share                           $       .090           .085
                                                             ============    ===========
Average common and common equivalent shares outstanding         3,507,760      3,522,927
                                                             ============    ===========
Shares outstanding at end of period                             3,490,188      3,493,288
                                                             ============    ===========

See accompanying notes to condensed consolidated financial statements.


                                      (3)

                             THE TRANZONIC COMPANIES

                 Condensed Consolidated Statements of Cash Flows

                 Three-month periods ended May 31, 1996 and 1995

                                   (Unaudited)



                                                                                      1996          1995
                                                                                  -----------    ----------
Cash flows from operating activities
   Net earnings                                                                   $ 1,534,578     1,040,773
   Adjustments to reconcile net earnings to net cash provided by continuing operations
       Loss from discontinued operations                                                   --         3,658
       Depreciation and amortization                                                  827,451       890,518
       Deferred income taxes                                                          166,406       (58,534)
   Changes in assets and liabilities, net of effects of acquisitions
       Receivables, net                                                               401,288       317,707
       Inventories                                                                  1,321,969    (1,603,193)
       Prepaid expenses and other current assets                                     (423,226)      594,624
       Trade accounts payable                                                        (334,505)   (1,082,787)
       Accrued compensation                                                          (890,549)     (620,863)
       Other payables and accrued expenses                                            534,829       810,310
       Other, net                                                                     (51,631)     (169,514)
                                                                                  -----------    ----------
                Net cash provided by continuing operations                          3,086,610       122,699
                Net cash used in discontinued operations                              (24,143)     (500,947)
                                                                                  -----------    ----------
                Net cash provided by (used in) operating activities                 3,062,467      (378,248)
Cash flows from financing activities
   Proceeds from revolving credit                                                          --     4,900,000
   Repayments of long-term debt                                                    (7,000,000)   (1,500,000)
   Cash dividends                                                                    (225,637)     (207,197)
                                                                                  -----------    ----------
                Net cash provided by (used in) financing activities                (7,225,637)    3,192,803
Cash flows from investing activities
   Net proceeds from sale of Housewares Division                                    9,725,678            --
   Purchases of short-term investments                                             (1,989,067)           --
   Payments for acquisitions, net of cash acquired                                         --    (2,909,735)
   Purchase of treasury shares                                                       (150,851)           --
   Proceeds on exercise of share options                                                   --       107,775
   Purchases of property, plant and equipment                                        (268,808)     (468,205)
                                                                                  -----------    ----------
                Net cash provided by (used in) investing activities                 7,316,952    (3,270,165)
                                                                                  -----------    ----------
Cash and cash equivalents
   Increase (decrease) during the year                                              3,153,782      (455,610)
   Beginning balance                                                                6,610,933     2,387,540
                                                                                  -----------    ----------
   Ending balance                                                                 $ 9,764,715     1,931,930
                                                                                  ===========    ==========
Supplemental schedule of noncash investing and financing activities
   On March 1, 1995, the Company purchased substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc.; in conjunction with the acquisition, liabilities were assumed as follows:
     Fair value of assets acquired                                                $        --     3,091,802
     Cash paid                                                                             --     2,909,735
                                                                                  -----------    ----------
     Liabilities assumed                                                          $        --       182,067
                                                                                  ===========    ==========
Supplemental disclosure of cash flow information
   Income taxes paid                                                              $ 1,166,543       695,199
   Interest paid                                                                  $    36,317       163,079
                                                                                  ===========    ==========

See accompanying notes to condensed consolidated financial statements.


                                      (4)

                             THE TRANZONIC COMPANIES

              Notes to Condensed Consolidated Financial Statements

                 Three-month periods ended May 31, 1996 and 1995



Note A In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain such adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position of The Tranzonic Companies and subsidiaries (Company) at May 31, 1996 and the results of operations for the three-month periods ended May 31, 1996 and 1995. The statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report for the fiscal year ended February 29, 1996.

Note B Net earnings per share have been calculated based on the weighted average Class A common and Class B common shares outstanding during the periods plus the incremental shares (calculated using the treasury share method) for those outstanding share options which are considered equivalent shares and have a dilutive impact on net earnings per share.

           The table below depicts the average Class A common and Class B common shares used in the calculation of net earnings per share for the reported periods:

                                                                  Three Months
                                                                  Ended May 31,
                                                               -------------------
                                                               1996           1995
                                                               ----           ----
                 Class A common                              2,188,682      2,193,133
                 Class B common                              1,319,078      1,329,794
                                                             ---------      ---------
                                                             3,507,760      3,522,927
                                                             =========      =========

           The table below depicts the Class A common and Class B common shares outstanding at the end of the periods reported:

                                                                      May 31,
                                                               --------------------
                                                               1996            1995
                                                               ----            ----
                 Class A common                              2,178,803      2,185,223
                 Class B common                              1,311,385      1,308,065
                                                             ---------      ---------
                                                             3,490,188      3,493,288
                                                             =========      =========

Note C On March 1, 1995, the Company acquired substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc., a Miami, Florida distributor of woven textile wipers. The acquisition was accounted for under the purchase method of accounting.



                                      (5)

                          PART I: FINANCIAL INFORMATION
                          -----------------------------
                 Item 2. Management's Discussion and Analysis of
                 -----------------------------------------------
                  Financial Condition and Results of Operation
                  --------------------------------------------



The Company's financial position remains strong. At May 31, 1996, the current ratio was 2.9:1 and current assets continued to exceed total liabilities.

Revenues from continuing operations in the first fiscal quarter ended May 31, 1996 increased slightly to $34.7 million from $34.4 million as recorded in the prior year like period. Volume revenue gains from the extension of existing product lines, mostly serving the Company's institutional customers, were largely offset by a decrease in revenues from the fiscal 1996 fourth quarter sale of our Personal Care Division's douche and enema line of business and reduced revenues from certain other product lines.

Gross margins in the current year first quarter were 32.6 percent, down factionally from 32.8 percent of a year ago. Raw material costs, particularly fluff pulp, which have influenced cost of sales during the current year fiscal quarter are in a downward trend, and approaching the level of the prior year like period. In addition, product mix shifts to historically higher margin products were offset to some degree with competitive pricing pressures.

Operating margins in the current year first quarter improved to 6.7 percent of sales as compared to 5.0 percent of sales from the prior year. Cost containment and efficiency programs covering administration, distribution, and marketing have reflected positively on earnings.

On March 28, 1996, the Company closed on the divestiture of its Housewares Division substantially as expected when the Company reported the sale in the prior year fourth fiscal quarter. The cash proceeds received were used to pay off the outstanding line of credit, with the remainder invested in short-term cash investments. As a consequence, interest income has increased and interest expense has decreased on a quarter to quarter comparison.

Earnings from continuing operations in the first quarter ended May 31, 1996 increased to $1.5 million or 44 cents per share up 45.9 percent from $1.0 million or 30 cents per share recorded in the like period a year ago.

Cash increased $3.2 million during the first quarter along with a $2.0 million increase in short-term investments. Cash generated from operations of $3.1 million, cash received from the Housewares Division divestiture of $10.0 million, and the pay off of $7.0 million in long-term debt were key contributors to this net increase.



                                      (6)

                     FORM 10-Q - PART II: OTHER INFORMATION
                     --------------------------------------



Items 1 through 5 are not applicable or the answer to such items is negative; therefore, the items have been omitted and no reference is required in this report.

ITEM 6.  Exhibits and reports on Form 8-K

     a)  Exhibit
         Number                Exhibit
         ------                -------
            10.1               Second Amendment to Credit Agreement dated
                               June 7, 1996, between the Registrant, Society
                               National Bank and National City Bank
            27                 Financial Data Schedule(1)
            99                 Independent Auditors' Review Report

     b)  Reports on Form 8-K
         -------------------

         On April 11, 1996, the Registrant filed a report on Form 8-K dated
         March 29, 1996. On May 17, 1996, the Registrant filed Amendment No. 1 to such Form 8-K on Form 8-K/A dated May 16, 1996. The filings were made under Item 2 of Form 8-K, in conjunction with the sale by the Registrant and its wholly-owned subsidiaries, Design Trend, Inc. and Ever-Ready Appliance Mfg. Co. (collectively, the "Subsidiaries"), of substantially all of the assets of the Subsidiaries. The following financial statements were filed as a part of the Form 8-K, as amended:

         1. The Tranzonic Companies Unaudited Pro Forma Condensed Consolidated
            Statement of Earnings for the year ended February 29, 1996; and

         2. The Tranzonic Companies Unaudited Pro Forma Condensed Consolidated
            Balance Sheet dated February 29, 1996.





(1) Filed only in electronic format pursuant to Item 601(b)(27) of Regulation
    S-K.



                                      (7)

                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                             THE TRANZONIC COMPANIES
                             (Registrant)




Date:  July 6, 1996          By: /s/ Richard J. Pennza
                                ----------------------------------
                                 Richard J. Pennza
                                 (Duly authorized officer and
                                 Principal Accounting Officer)





                                      (8)

                               Form 10-Q, Part II
                                     Item 6
                                   Exhibit 99


                       INDEPENDENT AUDITORS' REVIEW REPORT
                       -----------------------------------



The Board of Directors
The Tranzonic Companies:

We have reviewed the condensed consolidated balance sheet of The Tranzonic Companies and subsidiaries as of May 31, 1996, and the related condensed consolidated statements of earnings and cash flows for the three-month periods ended May 31, 1996 and 1995. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of The Tranzonic Companies and subsidiaries as of February 29, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 29, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 29, 1996, is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

KPMG Peat Marwick LLP


/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
June 28, 1996



                                      (9)

KPMG Peat Marwick LLP

     1500 National City Center
     1900 East Ninth Street
     Cleveland, OH 44114-3495





                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
The Tranzonic Companies:


We consent to the use of our report dated March 29, 1996, on the consolidated financial statements of The Tranzonic Companies and subsidiaries as of February 29, 1996 and February 28, 1995, and for each of the years in the three-year period ended February 29, 1996, incorporated in the Proxy Statement Schedule 14A as filed on July 10, 1996.

With respect to the subject Proxy Statement Schedule 14A, we acknowledge our awareness of the incorporation by reference therein of our report dated June 28, 1996, related to our review of the interim financial information.


/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
July 10, 1996